EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CU BANCORP

AND

CALIFORNIA UNITED BANK

AND

1ST ENTERPRISE BANK

DATED AS OF JUNE 2, 2014

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

EXHIBITS
Exhibit A:	Agreement and Plan of Bank Merger
Exhibit B:	FENB Non-Solicitation and Confidentiality Agreement
Exhibit C:	FENB Voting Agreement
Exhibit D:	CUNB Voting Agreement

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 2, 2014 (the “Agreement Date”), by and among, CU Bancorp, Inc., a California corporation (“CUNB”), California United Bank, a California state-chartered commercial bank (“CUB”), and 1ST Enterprise Bank, a California state-chartered commercial bank (“FENB”), is made with reference to the following:

RECITALS

WHEREAS, the Boards of Directors of each of CUNB, CUBand FENB: (i) have determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) have adopted resolutions approving this Agreement and declaring its advisability;

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Merger, the form of which is attached as Exhibit “A” hereto (the “Merger Agreement”), CUNB desires to acquire all of the issued and outstanding shares of FENB common stock, no par value (collectively, the “FENB Common Stock”), in exchange for shares of the common stock of CUNB, no par value (the “CUNB Common Stock”) through the merger of FENB with and into CUB (the “Merger”), with CUB surviving the Merger (the “Surviving Bank”) and continuing operations under its California banking charter and as a wholly-owned subsidiary of CUNB;

WHEREAS, the parties intend that the Merger will be treated as a “reorganization” (a “Reorganization”) within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code for federal income Tax purposes;

WHEREAS, as a condition to the willingness of CUNB and CUB to enter into this Agreement, each of the directors of FENB has entered into a Non-Solicitation and Confidentiality Agreement, substantially in the form of Exhibit “B” hereto, dated as of the Agreement Date, with CUNB and CUB (the “FENB Non-Solicitation Agreement”), pursuant to which, except as provided therein, each such director has agreed, among other things, not to solicit the employees or customers of FENB, CUNB, CUB and/or the Surviving Bank for a period of two (2) years after the Effective Time;

WHEREAS, as a condition to the willingness of CUNB and CUB to enter into this Agreement, each of the executive officers and directors of FENB has entered into a voting agreement, substantially in the form of Exhibit “C” hereto, dated as of the Agreement Date, with CUNB and CUB (the “FENB Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of FENB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such FENB Voting Agreements;

WHEREAS, as a condition to the willingness of FENB to enter into this Agreement, each of the executive officers and directors of CUB and CUNB has entered into a voting agreement, substantially in the form of Exhibit “D” hereto, dated as of the Agreement Date, with FENB (the “CUNB Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of CUNB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such CUNB Voting Agreements; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” means any inquiry, offer or proposal, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CUNB, CUB or FENB or their respective Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CUNB, CUB or FENB or their respective Subsidiaries representing, in the aggregate, ten percent (10%) or more of the assets of CUNB or FENB on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of CUNB, CUB or FENB; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of CUNB, CUB or FENB or their respective Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Adverse Recommendation Change” means (A) a withdrawal, modification or qualification in any manner that is adverse to FENB or CUNB, as applicable, of the approval,

recommendation or declaration of advisability by the board of directors of FENB, CUNB or CUB, as applicable, or any such committee thereof with responsibility for the negotiation or oversight to the extent permitted by law of the transactions contemplated by this Agreement, the Merger or any of the other transactions contemplated hereby; (B) the adoption, approval, recommendation, endorsement or declaration of advisability of the adoption of any Acquisition Proposal; (C) the resolution, agreement or proposal by the board of directors or any committee of the board of directors of FENB, CUNB or CUB with responsibility for the negotiation or oversight of the transactions contemplated by this Agreement to the extent permitted by law, to take any such actions described in clauses (A) or B); or (D) the submission of this this Agreement to shareholders without recommendation.

“Advisors” shall have the meaning set forth in Section 6.12.4.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“Agreement Date” shall have the meaning set forth in the Preamble to this Agreement.

“ALLL” means the Allowance for Loan and Lease Losses as calculated in accordance with GAAP.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

“Bank Regulator” shall mean any Federal or state banking regulator including, but not limited to, the FDIC, the FRB and the DBO, which regulates CUNB, CUB or FENB, or any of their respective holding companies or Subsidiaries, as the case may be.

“Black” shall mean John Black.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2) but shall exclude ‘CDARS’® deposits which are reciprocal and ICS™ program Deposits.

“Business Day” means those days during which commercial banks in the State of California are open for business to the public, specifically at physical locations.

“Certificate” or “Certificates” shall mean stock certificates representing outstanding shares of FENB Common Stock and FENB Preferred Stock.

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Price” shall have the meaning set forth in Section 3.1.2.

“Closing Tax Opinion” means an opinion of Tax Counsel dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger will qualify as a Reorganization.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 13.1 of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 13.1(vii).

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“CUB” shall mean California United Bank, a California state-chartered bank, with its principal office located at 15821 Ventura Boulevard, Suite 100, Encino, California 91436.

“CUNB” shall mean CU Bancorp, a registered bank holding company organized under the laws of the State of California, with its principal office located at 15821 Ventura Boulevard, Suite 100, Encino, California 91436.

“CUNB Board” shall mean the Board of Directors of CUNB.

“CUNB Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“CUNB Compensation and Benefit Plans” shall have the meaning set forth in Section 5.13.1.

“CUNB Directors” shall have the meaning set forth in Section 2.4.1.

“CUNB Disclosure Schedule” shall mean a written disclosure schedule delivered by CUNB and CUB to FENB and subject to the introduction of Article V, referencing the appropriate section of this Agreement.

“CUNB Dissenting Shares” shall have the meaning set forth in Section 3.7.1.

“CUNB ERISA Affiliate” shall have the meaning set forth in Section 5.13.3.

“CUNB ERISA Affiliate Plan” shall have the meaning set forth in Section 5.13.3.

“CUNB Preferred Stock” shall have the meaning set forth in Section 3.2.

“CUNB SEC Documents” shall have the meaning set forth in Section 5.6.1.

“CUNB Securities Document” shall have the meaning set forth in Section 5.17.

“CUNB Shareholders Meeting” shall have the meaning set forth in Section 8.2.3.

“CUNB Tax Certificate” shall mean a certificate, in form and substance as reasonably agreed to by CUNB and Tax Counsel, of a duly qualified officer of CUNB, containing customary representations to be provided to Tax Counsel in support of their Closing Tax Opinions.

“CUNB Tax Counsel” shall mean Buchalter Nemer, a Professional Corporation.

“CUNB Termination Fee” shall have the meaning set forth in Section 11.3.2.

“Customer” shall have the meaning set forth in Section 13.1(viii).

“Davidson” shall mean the firm of D. A. Davidson & Co.

“DBO” shall mean the California Department of Business Oversight.

“Deposit” shall mean a “Deposit” as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of FENB.

“Derivative Contracts” shall have the meaning set forth in Section 4.23.

“Disclosing Party” shall have the meaning set forth in Section 13.1(i).

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Law or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including,

without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et. seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.3.1.

“Exchange Agreement” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.1.

“Excluded Shares” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Bank” shall mean the Federal Reserve Bank of San Francisco.

“FENB” shall mean 1st Enterprise Bank, a California state-chartered bank, with its principal office located at 818 West Seventh Street, Suite 200, Los Angeles, California 90017.

“FENB Board” shall mean the Board of Directors of FENB.

“FENB Certificates” shall have the meaning set forth in Section 3.1.4.

“FENB Closing Shareholders’ Equity” means the sum of (i) FENB’s Total Shareholders’ Equity, excluding the FENB Preferred Stock and Other Comprehensive Income, as determined in accordance with GAAP, plus (ii) all FENB Transaction Expenses paid or accrued all determined as the last day of the calendar month immediately prior to the Effective Time.

“FENB Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“FENB Compensation and Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“FENB Continuing Options” shall have the meaning set forth in Section 3.4.2.

“FENB Directors” shall have the meaning set forth in Section 2.4.1.

“FENB Disclosure Schedule” shall mean a written disclosure schedule delivered by FENB to CUNB, referencing the appropriate section of this Agreement.

“FENB Dissenting Shares” shall have the meaning set forth in Section 3.5.1.

“FENB ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“FENB ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“FENB Founder Options” shall have the meaning set forth in Section 4.3.2.

“FENB Minimum Capital” shall mean $54,623,000.

“FENB Non-Solicitation Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“FENB Preferred Recommendation” shall have the meaning set forth in Section 8.2.2.

“FENB Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“FENB Recommendation” shall have the meaning set forth in Section 8.2.1.

“FENB Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“FENB Securities Document” shall have the meaning set forth in Section 4.17.

“FENB Shareholders Meeting” shall have the meaning set forth in Section 8.2.1.

“FENB Stock Options” shall have the meaning set forth in Section 4.3.2.

“FENB Tax Certificate” shall mean a certificate, in form and substance as agreed to by FENB and Tax Counsel, of a duly qualified officer of FENB, containing customary representations to be provided to Tax Counsel in support their Closing Tax Opinions.

“FENB Tax Counsel” means Katten Muchin Rosenman, LLP.

“FENB Termination Fee” shall have the meaning set forth in Section 11.3.3.

“FENB Transaction Expenses” shall have the meaning set forth in Section 6.12.4.

“FENB Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“FHLB” shall mean the Federal Home Loan Bank of San Francisco.

“Financial Statements” shall mean (i) the audited (consolidated, as applicable) balance sheets (including related notes and schedules, if any) of a party and its Subsidiaries, as applicable, as of December 31, 2013, 2012 and 2011 and the statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of a party and its Subsidiaries for each of the three years ended December 31, 2013, 2012 and 2011, and (ii) the unaudited (consolidated, as applicable) interim financial statements of a party and its Subsidiaries, as applicable, as of March 31, 2014 and as the end of each calendar quarter following March 31, 2014 and for the periods then ended.

“FIRPTA Certificate” shall have the meaning set forth in Section 9.2.11(iii).

“Former FENB Employees” shall have the meaning set forth in Section 12.1.2.

“Founder Option Grant Agreement” shall have the meaning set forth in Section 3.4.1.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Holman” shall mean David C. Holman.

“Horton” shall mean K. Brian Horton.

“Immigration Laws” shall have the meaning set forth in Section 4.26.

“Intellectual Property” shall mean all intellectual property rights related to the assets or businesses of a Person, as they are now or may in the future exist or be conducted, including without limitation: (A) any and all rights, privileges and priorities arising under the laws or treaties of the United States, any state, territory or possession thereof, any other country or political subdivision or territory thereof, relating to intellectual property, including patents, copyrights, trade names, trademarks, service marks, mask works, trade secrets, inventions, databases, names and logos, trade dress, technology, know-how, and other proprietary information and licenses from third persons granting the right to use any of the foregoing, including all registrations and applications for any of the foregoing that have been issued by or filed with the appropriate authorities, any common-law rights arising from the use of the foregoing, all rights of renewal, continuations, divisions, extensions and the like regarding the foregoing and all claims, causes of action, or other rights arising out of or relating to any actual or threatened infringement by any Person relating to the foregoing; (B) all computer applications, programs and other software, including without limitation operating software, network software, firmware, middleware, and design software, all design tools, systems documentation and instructions, databases, and related items; and (C) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after reasonable investigation by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator. For purposes of this definition, a “reasonable investigation” by a Person shall mean a review by the executive officers and directors of such Person of documents and/or such other information that is reasonably related to the performance of the job functions or oversight responsibilities of such executive officer and/or director and an interview of the employees of such Person by such executive officer and/or director who are directly supervised or managed by such executive officer and/or director.

“Law(s)” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

“Loan Property” shall have the meaning set forth in Section 4.15.1(viii).

“Material Adverse Effect” shall mean, with respect to CUNB or CUB, any effect after the Agreement Date that: (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of CUNB or CUB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. With respect to FENB, “Material Adverse Effect” shall mean any effect after the Agreement Date that: (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of FENB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof, the failure to satisfy any of the closing conditions set forth in Section 9.2 or Section 9.3 shall be deemed a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall not be deemed to include the impact after the Agreement Date of: (a) changes in Laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (c) the impact of compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (d) any charge or reserve taken by FENB at the request of CUNB pursuant to Section 6.12 of this Agreement; (e) actions and omissions of a party hereto taken with the prior written consent of the other non-affiliated party or pursuant to the terms of this Agreement; (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects any of the parties or any of their subsidiaries; (g) any change in the value of the securities or loan portfolio, or any change in the value of the Deposits or borrowings, of CUNB, CUB or FENB, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally; and/or (h) any change in the market price of the outstanding capital stock of CUNB or FENB.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“McGraa” shall mean Jeff McGraa.

“Merger” shall mean the merger of FENB with and into CUB pursuant to the terms hereof.

“Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means the aggregate of the Per Share Stock Consideration and the Preferred Stock Consideration to be received by the shareholders of FENB pursuant to this Agreement and as a result of the transactions contemplated herein.

“Merger Registration Statement” shall mean the registration statement on Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of, among other things, registering shares of CUNB Common Stock to be offered to holders of FENB Common Stock in the Merger. The Proxy Statement-Prospectus contained in the Merger Registration Statement will be utilized, among other things, to solicit Shareholder Approvals.

“Merger Registration Statement Tax Opinion” means the opinion (and consent of counsel to the parties to its use), in form and substance as agreed to by CUNB, FENB and Tax Counsel, supporting the tax matters and consequences to the shareholders discussed in the Merger Registration Statement.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Nicholson” shall mean Allen Nicholson.

“NLRB” shall have the meaning set forth in Section 4.26.

“Option Grant Agreement” shall have the meaning set forth in Section 3.4.2.

“Outside Date” shall mean March 31, 2015.

“Participation Facility” shall have the meaning set forth in Section 4.15.1(viii).

“Party Expenses” shall have the meaning set forth in Section 11.3.3.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.1.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Preferred Stock Merger Consideration” shall have the meaning set forth in Section 3.2.

“Proxy Materials” shall have the meaning set forth in Section 6.11.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.1.

“Rainer” shall mean David I. Rainer.

“Receiving Party” shall have the meaning set forth in Section 13.1(i).

“Recipients” shall have the meaning set forth in Section 13.1(iii).

“Record Holder” shall have the meaning set forth in Section 3.3.1.

“Regulatory Filings” shall have the meaning set forth in Section 4.6.6.

“Regulatory Approvals” means the approval, non-disapproval and/or non-objection of any Bank Regulator or other Governmental Entity that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement, and the approval of the U.S. Treasury if required as a result of the U.S. Treasury’s investment in the FENB Preferred Stock.

“Reorganization” shall have the meaning set forth in the Recitals to this Agreement.

“Replacement Options” shall have the meaning set forth in Section 3.4.2.

“Reports” means all forms, statements, certifications, reports and documents required to be filed or furnished by CUNB with the FRB or FENB with the DBO or FDIC.

“Representatives” means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other Advisor, agent or representative of a Person.

“Required Disclosure” shall have the meaning set forth in Section 13.1(iv).

“RESPA” means the Real Estate Settlement Procedures Act of 1974.

“Retention Incentives” shall have the meaning set forth in Section 6.12.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall mean Sandler O’Neill & Partners, L.P.

“SBLF” shall have the meaning set forth in Section 9.2.7(iii).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Approvals” shall mean the approval of the shareholders of FENB Common Stock at the FENB Shareholders Meeting (or as otherwise obtained in accordance with applicable Law), the approval of the shareholder(s) holding 100% of the FENB Preferred Stock, whether at a meeting of the shareholder(s) of the FENB Preferred Stock or by the written consent of the shareholder(s) of the FENB Preferred Stock (or as otherwise obtained in accordance with applicable Law), the approval of the shareholders of CUNB at the CUNB Shareholders Meeting (or as otherwise obtained in accordance with applicable Law) and the approval of CUNB, as the sole shareholder of CUB, whether at a meeting of the sole shareholder of CUB or by the written consent of CUNB (or as otherwise obtained in accordance with applicable Law) as required to approve the transactions contemplated herein, including the Merger.

“Stock Consideration” shall have the meaning set forth in Section 3.1.1.

“Subsidiary” means an Affiliate of a specified Person controlled by such Person directly, or indirectly through one or more intermediaries. “Subsidiaries” means more than one of any such Persons.

“Superior Proposal” means any unsolicited, bona fide binding written Acquisition Proposal that is not obtained in breach of this Agreement and that the Board of Directors of FENB determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account the identity of the Person making the proposal, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any proposal to adjust the terms and conditions of this Agreement) including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the party making such proposal to obtain financing and whether such financing is then fully committed for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal (A) is more favorable from a financial point of view to its shareholders than the Merger, (B) is reasonably likely to receive all necessary Regulatory Approvals for the consummation of the transactions contemplated by the Superior Proposal; (D) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing; and (D) is reasonably likely of being completed on the terms proposed on a timely basis.

“Surviving Bank” shall have the meaning set forth in Recitals to this Agreement.

“Tail Coverage” shall have the meaning set forth in Section 7.13.1.

“Tail Policy” shall have the meaning set forth in Section 7.13.1.

“Takeover Law” means any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws or regulations.

“Tax” and, with correlative meaning, “Taxes” shall mean with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement, including an agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Agreement” shall mean any tax sharing, tax indemnity or tax allocation agreement or any other agreement principally related to Taxes.

“Tax Certificate” shall mean the CUNB Tax Certificate or FENB Tax Certificate.

“Tax Counsel” shall mean CUNB Tax Counsel and/or FENB Tax Counsel.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Opinion” shall mean the Closing Tax Opinion or Merger Registration Statement Tax Opinion.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“U.S. Treasury” shall mean the United States Department of Treasury.

“Voting Debt” shall mean bonds, debentures, notes or other evidence of indebtedness in which the holder thereof has the right to vote on any matter on which holders of any capital stock of the borrower may also vote.

“WARN” shall have the meaning set forth in Section 4.26.

Other terms used herein are defined in the Preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1	Merger

Subject to the terms and conditions of this Agreement and the Merger Agreement in the form attached hereto as Exhibit “A,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, at the Effective Time: (i) FENB will merge with and into CUB, pursuant to CFC Section 4881, with CUB as the Surviving Bank and continuing banking operations as a California state-chartered bank and as the wholly-owned subsidiary bank of CUNB; and (ii) the separate existence of FENB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FENB shall be vested in and assumed by the Surviving Bank. As part of the Merger each share of FENB Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and FENB Dissenting Shares, will be converted into the right to receive the Per Share Stock Consideration and each share of FENB Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of CUNB Preferred Stock, all in accordance with the terms of Article III hereof.

2.2	Effective Time

The Closing for the Merger shall occur on last day of the month that is a Business Day following the latest to occur of: (i) the receipt of all Regulatory Approvals other necessary approvals in accordance with Section 9.1.3 hereof; (ii) all Shareholder Approvals, (iii) all closing conditions having been met or waived, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto shall mutually agree (the “Closing”). The Merger shall be effected by the filing of the Merger Agreement with the DBO on the day of the Closing (the “Closing Date”), in accordance with CFC Section 4887. The “Effective Time” means the date and time upon which the Merger Agreement is filed with the DBO, after certification by the California Secretary of State, or as otherwise stated in the Merger Agreement, in accordance with applicable Law.

2.3	Articles of Incorporation and Bylaws

The Articles of Incorporation and bylaws of CUB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable Law.

2.4	Directors and Officers of CUNB and Surviving Bank

2.4.1 The directors of CUNB immediately following the Effective Time (the “CUNB Directors”) shall be comprised of twelve (12) directors of which: (i) eight (8) of the CUNB Directors shall be chosen from the CUNB Board immediately prior to the Effective Time to remain as CUNB Directors after the Effective Time, as determined by the CUNB Board in its discretion; and (ii) the remaining four (4) CUNB Directors shall be Holman, Horton and two other directors chosen from FENB’s Board immediately prior to the Effective Time (other than

Holman and Horton) mutually agreeable to both CUNB and FENB and who qualify as “independent” directors under Nasdaq rules (collectively, Holman, Horton and the two (2) other FENB directors so selected shall be referred to as the “FENB Directors”); provided, however, in the event Holman and/or Horton is unwilling or unable to so serve as a CUNB Director after the Effective Time, a replacement director(s) to serve on the CUNB Board shall be chosen from among the individuals serving as directors on the FENB Board immediately prior to the Effective Time, as mutually agreed to by CUNB and FENB. In each case, such CUNB Directors shall serve until their respective successors are duly elected or appointed and have qualified. At or prior to the Effective Time, three (3) directors of CUNB shall resign from the Board of Directors of CUNB so that immediately following the Effective Time, the Board of Directors of CUNB shall be fixed at twelve (12) and there shall be twelve (12) directors, including the FENB Directors.

2.4.2 The directors of the Surviving Bank immediately following the Effective Time shall be comprised of thirteen (13) directors who shall be the CUNB Directors as determined in accordance with Section 2.4.1 above and Anne Williams, in each case until their respective successors are duly elected or appointed and have qualified. Immediately prior to the Effective Time, both CUNB and CUB shall have taken or caused to be taken all corporate actions and shall have obtained all approvals necessary to amend the bylaws of CUB to increase the authorized range of directors and to fix the authorized number of directors serving on the Board of Directors at thirteen (13) in order to accommodate the appointment of the individuals to the Board of Directors of the Surviving Bank as set forth in this Section 2.4.2. At or prior to the Effective Time, two (2) directors of CUB shall resign from the Board of Directors of CUB so that immediately following the Effective Time, the Board of Directors of the Surviving Bank shall be fixed at thirteen (13) and there shall be thirteen (13) directors, including the FENB Directors and Anne Williams.

2.4.3 The executive officers of CUNB and CUB immediately prior to the Effective Time will remain the executive officers of CUNB and Surviving Bank, respectively, immediately after the Effective Time; provided, however, that immediately after the Effective Time, Rainer will serve as the Chief Executive Officer of CUNB and the Surviving Bank and Horton will serve as the President of CUNB and the Surviving Bank, and any continuing employee of FENB holding the title of senior vice president or higher shall be given such titles and responsibilities as may be agreed upon by CUNB and FENB prior to the Effective Time.

2.5	Effects of the Merger

At and after the Effective Time, the effect of the Merger shall be as provided in CGCL Section 1107 and CFC Sections 4880 et seq., including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of FENB shall vest in the Surviving Bank, all debts, liabilities, obligations, restrictions, disabilities and duties of FENB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and the charter of FENB as a commercial bank shall automatically terminate.

2.6	Headquarters and Executive Offices of Surviving Bank

From and after the Effective Time, (i) the location of the headquarters of the Surviving Bank shall be downtown Los Angeles, (ii) CUNB shall maintain executive offices in market areas where appropriate, and iii) the name of the Surviving Bank shall be California United Bank.

2.7	United States Federal Income Tax Consequences

It is intended that the Merger shall constitute a Reorganization and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. Until the Closing, each party hereto shall use its best efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization. Following the Closing, none of CUNB, CUB, or any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a Reorganization.

2.8	Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, CUNB and CUB shall be entitled, upon the consent of FENB, which shall not be unreasonably withheld, to revise the structure of the transactions contemplated herein, including, without limitation, the merger of FENB into a newly formed wholly-owned subsidiary of CUNB with FENB surviving as a separate wholly-owned subsidiary of CUNB; provided that (i) the consideration to be paid to the holders of FENB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (ii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the transactions contemplated herein or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9	Additional Actions

If, at any time after the Effective Time, CUNB or the Surviving Bank shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of FENB or (ii) otherwise carry out the purposes of this Agreement, FENB and their respective officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in CUNB and/or the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of FENB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of CUNB and the Surviving Bank are authorized in the name of FENB or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1	Conversion of FENB Common Stock into the Stock Consideration, the Per Share Stock Consideration; Cash in Lieu of Fractional Shares

3.1.1 At the Effective Time, each share of FENB Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and FENB Dissenting Shares) shall be converted into the right to receive 1.3450 shares of CUNB Common Stock (the “Per Share Stock Consideration”). The Per Share Stock Consideration, expressed as a ratio, is referred to herein as the “Exchange Ratio.” The term “Stock Consideration” means that aggregate consideration in the form of shares of CUNB Common Stock.

3.1.2 No fractional shares of CUNB Common Stock will be issued, and in lieu thereof, each holder of FENB Common Stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price. For purposes of this Agreement, the term “Closing Price” means the volume weighted average of the trading price of CUNB Common Stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the Effective Time.

3.1.3 At the Effective Time, all shares of FENB Common Stock and FENB Preferred Stock issued and outstanding immediately prior to the Effective Time that are owned directly by CUNB or FENB or held in FENB’s treasury other than: (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties; and (ii) shares held, directly or indirectly, by CUNB or FENB in respect of a debt previously contracted) (collectively, the “Excluded Shares”) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

3.1.4 On and after the Effective Time, holders of Certificates which immediately prior to the Effective Time represented outstanding shares of FENB Common Stock (the “FENB Certificates”) shall cease to have any rights as shareholders of FENB, except the right to receive the Per Share Stock Consideration set forth in this Section 3.1 for each such share of FENB Common Stock held by them, provided, however, that FENB Dissenting Shares shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in this Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL as set forth in Section 3.5 hereof.

3.1.5 Notwithstanding any provision herein to the contrary, if, during the period from the Agreement Date to the Effective Time, the shares of CUNB Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made, if necessary, to provide the FENB shareholders with the equivalent value of the Per Share Stock Consideration set forth in this Section 3.1.

3.2	Conversion to FENB Preferred Stock into CUNB Preferred Stock.

At the Effective Time, each share of FENB Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive one share of preferred stock of CUNB (the “CUNB Preferred Stock”), which shall be designated as Series A Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $1,000.00 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights (including with respect to dividends), privileges and voting powers, and limitations and restrictions thereof, of the FENB Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Preferred Stock Merger Consideration”).

3.3	Exchange of Shares

3.3.1 CUNB and FENB hereby agree to appoint an Exchange Agent designated by CUNB as the exchange agent (the “Exchange Agent”) pursuant to the terms of an agreement to be entered into by and among CUNB and the Exchange Agent (the “Exchange Agreement”) for purposes of effecting the conversion of FENB Common Stock into CUNB Common Stock and the conversion of FENB Preferred Stock into CUNB Preferred Stock. As soon as reasonably practicable after the later of the receipt of information from FENB’s transfer agent or the Effective Time, CUNB shall cause the Exchange Agent to mail to each holder of record as of the Effective Time (a “Record Holder”) of a certificate representing FENB Common Stock and/or FENB Preferred Stock a letter of transmittal in such form as is mutually agreed upon by CUNB and FENB (which shall specify that delivery shall be effected, and risk of loss and title to the FENB Certificates shall pass, only upon delivery of the FENB Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the FENB Certificates in exchange for the CUNB Common Stock (and cash in lieu of fractional shares) as provided in Section 3.1 hereof or the CUNB Preferred Stock as provided in Section 3.2 hereof.

(i) Upon surrender of FENB Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such FENB Certificates: (A) with respect to FENB Common Stock represented by such FENB Certificates, (i) the Per Share Stock Consideration rounded down to the closest whole number; and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such Record Holder has the right to receive pursuant to Section 3.1 hereof; and (B) with respect to FENB Preferred Stock represented by such FENB Certificates, the CUNB Preferred Stock which the Record Holder has the right to receive pursuant to Section 3.2 hereof. FENB Certificates so surrendered shall be canceled. Promptly following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, CUNB shall cause the Exchange Agent to distribute the Per Share Stock Consideration and cash as provided herein in consideration for the cancellation of the FENB Common Stock as provided in Section 3.1 hereof and to distribute the CUNB Preferred Stock in exchange for the cancellation of the FENB Preferred Stock as provided in Section 3.2 hereof.

(ii) The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the FENB Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be reasonably required in each case by CUNB. Notwithstanding the time of surrender of the FENB Certificates, Record Holders shall be deemed shareholders of CUNB for all purposes from the Effective Time.

(iii) Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 3.3, the Record Holder thereof shall be entitled to receive, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CUNB Common Stock or CUNB Preferred Stock represented by such Certificate and not paid; and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of CUNB Common Stock or CUNB Preferred Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CUNB Common Stock or CUNB Preferred Stock issuable with respect to such Certificate; provided, however, that notwithstanding the immediately foregoing, CUNB shall be entitled to withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for CUNB Common Stock and/or CUNB Preferred Stock, as applicable. Such Record Holder shall receive such withheld dividends, without interest, upon affecting the share exchange.

3.3.2 After the Effective Time, there shall be no transfers on the stock transfer books of FENB of the shares of FENB Common Stock and FENB Preferred Stock which were outstanding immediately prior to the Effective Time and, if any FENB Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 3.1 or Section 3.2, as applicable.

3.3.3 If payment of the consideration pursuant to Section 3.1 hereof is to be made in a name other than that in which the FENB Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the FENB Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment to a person other than that of the registered holder of the FENB Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.3.4 CUNB and the Exchange Agent shall be entitled to rely upon FENB’s stock transfer books to establish the identity of those persons entitled to receive the Per Share Stock Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any FENB Certificate, CUNB and the Exchange Agent shall be entitled to Deposit any Per Share Stock Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.3.5 In the event of a transfer of ownership of a Certificate that is not registered in the stock transfer records of FENB, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such FENB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Record Holder of the Certificate or establish to the satisfaction of CUNB that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, CUNB) shall be entitled to deduct and withhold any amounts otherwise payable pursuant to this Agreement to any Record Holder of FENB Common Stock or otherwise payable in respect of any shares of CUNB Common Stock exchanged therefor, including any dividends or other distributions thereon (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or CUNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CUNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Record Holder of shares of FENB Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CUNB, as the case may be.

3.3.6 Any shares of CUNB Common Stock or any other amounts provided by CUNB to the Exchange Agent for purposes of effecting the exchange of FENB Common Stock for the Merger Consideration pursuant to this Article III that remain unclaimed by the shareholders of FENB as of the first anniversary of the Effective Time shall be returned to CUNB. Any former shareholders of FENB who have not theretofore complied with this Section 3.3 shall thereafter look only to CUNB with respect to the Merger Consideration and any unpaid dividends and distributions on the CUNB Common Stock deliverable in respect of each share of FENB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CUNB, FENB, the Exchange Agent or any other person shall be liable to any former holder of shares of FENB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

3.3.7 Subject to the terms of the Exchange Agent Agreement, CUNB, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing: (i) the validity of any Letter of

Transmittal and compliance by any FENB shareholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the CUNB Common Stock portion of the Merger Consideration into which shares of FENB Common Stock are converted in the Merger, if any, and (iii) the method of payment of the Per Share Cash Consideration portion of the Merger Consideration and cash in lieu of fractional shares of CUNB Common Stock.

3.3.8 In the case of outstanding shares of FENB Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 3.3 as are necessary or appropriate to implement the same purpose and effect that this Section 3.3 will have with respect to shares of FENB Common Stock that are represented by Certificates.

3.4	Treatment of FENB Options

3.4.1 All FENB Founder Options to purchase FENB Common Stock are issued and outstanding pursuant to the FENB Compensation and Benefit Plans and described in the FENB Disclosure Schedule 4.3.2 and the forms of agreements pursuant to which such FENB Founder Options were granted (each, a “Founder Option Grant Agreement”) have previously been made available to CUNB. True and complete copies of all outstanding Founder Option Grant Agreements for FENB Founder Options issued under FENB Compensation and Benefit Plans have been made available to CUNB. All FENB Founder Options shall be exercisable in accordance with the terms of the applicable FENB Compensation and Benefit Plan and shall terminate at the Effective Time. Each FENB Founder Option that is not exercised or otherwise terminated on or before the Effective Time shall be cancelled and, the holder thereof shall not be entitled to any consideration for such cancellation.

3.4.2 All FENB Stock Options that are not FENB Founder Options are described in FENB Disclosure Schedule 4.3.2 (the “FENB Continuing Options”), such FENB Continuing Options are issued and outstanding pursuant to the FENB Compensation and Benefit Plans described in the FENB Disclosure Schedule 4.3.2 and the forms of agreements pursuant to which such FENB Continuing Options were granted (each, an “Option Grant Agreement”) have previously been made available to CUNB. As of the Agreement Date all FENB Continuing Options will be vested. True and complete copies of all outstanding Option Grant Agreements for FENB Continuing Options issued under FENB Compensation and Benefit Plans have been delivered to CUNB. As of the Effective Time, all FENB Continuing Options subject to Option Grant Agreements issued and outstanding immediately prior to the Effective Time as specified on FENB Disclosure Schedule 4.3.2 shall, notwithstanding anything to the contrary in any FENB Compensation and Benefit Plan or in any individual award agreement, by reason of the Merger and without any action on the part of the holders thereof, be converted into options to purchase CUNB Common Stock granted by CUNB under the CUNB Compensation and Benefit Plans with terms and conditions that are substantially the same to the FENB Continuing Option, including, without limitation, the same vesting schedule as provided in the respective Option Grant Agreement (the “Replacement Options”); provided however, that such Replacement Options shall: (i) be for that number of shares of CUNB Common Stock equal to the product of

(A) the number of shares of FENB Common Stock subject to such FENB Continuing Option; and (B) the Exchange Ratio rounded down to the closest whole number of shares; (ii) be exercisable at an exercise price per share equal to: (Y) the option exercise price per share of the FENB Continuing Option divided by (Z) the Exchange Ratio rounded up to the next whole cent; and (iii) to the extent such FENB Option did not qualify as an “Incentive Stock Option” pursuant to Section 422 of the Code, expire and no longer be exercisable as of the expiration date of the FENB Continuing Option notwithstanding a cessation of affiliation of the holder thereof other than for “cause” as determined in accordance with the terms of the applicable CUNB Compensation and Benefit Plan. Prior to the Effective Time, CUNB shall take all steps necessary to reserve a sufficient number of shares of CUNB common stock to be available for the Replacement Options. As soon as practical after the Effective Time, CUNB shall issue option agreements for all FENB Continuing Options under the CUNB Compensation and Benefit Plan. Notwithstanding the above, the issuance of the Replacement Options is intended to be completed in a manner that complies with the applicable Option Grant Agreement for each FENB Continuing Options and maintains the exemption available under Section 409A of the Code and, accordingly, the calculations described in this Section 3.4.2 may be changed, as determined by CUNB, to the minimum extent necessary to comply with Section 409A of the Code.

3.4.3 Subject to Sections 3.4.1 and 3.4.2, FENB Founder Options and FENB Continuing Options shall terminate at the Effective Time.

3.5	FENB Dissenting Shares

3.5.1 Any shares of FENB Common Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“FENB Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL. Any shares of CUNB Common Stock comprising the Stock Consideration that would have been issued to the holders of Dissenting Shares but for the operation of this Section 3.5, will not be issued in the Merger and will remain authorized and unissued shares of CUNB Common Stock.

3.5.2 Notwithstanding the provisions of Section 3.5.1, if any holder of FENB Common Stock that demands, in accordance with Section 1301 of the CGCL, that FENB purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Stock Consideration set forth in Section 3.1 (without interest), upon surrender of the FENB Certificate representing such shares in accordance with Section 3.3.2.

3.5.3 FENB shall give CUNB and CUB: (i) prompt notice of its receipt of any written demands for purchase of any shares of FENB Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CGCL, and

(ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under the CGCL. FENB shall not, except with the prior written consent of CUNB and CUB or as may be required under applicable Law, voluntarily make any payment with respect to any demands for purchase of FENB Common Stock, or offer to settle or settle any such demands.

3.6	CUNB Shares

The shares of CUNB Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of CUNB Common Stock to be issued as provided in Section 3.1 hereof, shall become the outstanding common stock of CUNB.

3.7	CUNB Dissenting Shares.

3.7.1 Any shares of CUNB Common Stock held by a holder prior to the Effective Time and that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“CUNB Dissenting Shares”) shall only be entitled to such rights as are granted under the CGCL.

3.7.2 Notwithstanding the provisions of Section 3.7.1, if any holder of CUNB Common Stock that demands, in accordance with Section 1301 of the CGCL, that CUNB purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall remain issued and outstanding shares of CUNB Common Stock.

3.8	Tax Withholding

Each of CUNB and the Exchange Agent shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement, including the consideration payable under this Agreement, to any holder of the FENB stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FENB

4.1	General

FENB represents and warrants to CUNB and CUB that the statements contained in this Article IV are true, correct and complete as of the Agreement Date, except as set forth in the FENB Disclosure Schedules delivered by FENB to CUNB and CUB on or prior to the Agreement Date, and shall be true, correct and complete as of the Effective Time as though made as of the Effective Time, except as set forth in the FENB Disclosure Schedules as amended pursuant to Section 6.6, which FENB Disclosure Schedules and the contents thereof including, without limitation, all documents delivered or provided in connection therewith, shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which relates to a specified date, which only need be so correct as of such specified date. FENB has made a good faith effort to ensure that the disclosure on each schedule of the FENB Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the FENB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.2	Organization

4.2.1 FENB is a California state-chartered bank duly organized, validly existing and in good standing (to the extent required) under the Laws of the State of California. FENB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Deposit accounts of FENB are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. FENB is a member of the FHLB and owns the requisite amount of stock therein. There are no Subsidiaries of FENB.

4.2.2 The minute books of FENB accurately record, in all material respects, all material corporate actions of FENB’s shareholders and board of directors (including committees).

4.2.3 Prior to the Agreement Date, FENB has made available to CUNB true and correct copies of the Articles of Incorporation and bylaws of FENB.

4.3	Capitalization

4.3.1 The only authorized capital stock of FENB consists of 10,000,000 shares of common stock, no par value per share, of which, as of the Agreement Date, 3,837,739 shares (including restricted shares) are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of Serial Preferred Stock, no par value per share, of which, as of the Agreement Date, there are 16,400 shares of FENB’s Series D Non-Cumulative Perpetual Preferred Stock, (the “FENB Preferred Stock”) issued and outstanding. Except as set forth on FENB Disclosure Schedule 4.3.1, FENB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FENB Common Stock, FENB Preferred Stock or any other security of FENB or any securities representing the right to vote, purchase, or receive any shares of FENB Common Stock or FENB Preferred Stock or any other security of FENB or otherwise obligating FENB to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register any such securities of FENB under the Securities Act and the rules and regulations of the SEC thereunder other than shares issuable under the FENB Compensation and Benefit Plans. FENB Disclosure Schedule 4.3.1 sets forth a true and accurate description of awards of restricted stock of FENB awarded pursuant to all FENB Compensation and Benefit Plans, the recipient of such awards of restricted stock, the vesting dates thereof and/or the performance criteria relating thereto.

4.3.2 FENB Disclosure Schedule 4.3.2 sets forth a true and accurate description of: (i) all options to purchase FENB Common stock (the “FENB Stock Options”) that are held by the founders of FENB (the “FENB Founder Options”), the name of each holder of FENB Founder Options, the number of shares each such individual may acquire pursuant to the exercise of such FENB Founder Options, the grant and vesting dates, and the exercise price relating to the FENB Founder Options held; (ii) the name of each holder of FENB Continuing Options, the number of shares each such individual may acquire pursuant to the exercise of such FENB Continuing Options, the grant and vesting dates, and the exercise price relating to the FENB Continuing Options held; and (iii) all options or other Rights to purchase FENB Preferred Stock, the name of each holder of such options and/or rights, the number of shares of FENB Preferred Stock each such individual may acquire pursuant to the exercise of such options and/or Rights, the grant and vesting dates, and the exercise price relating to the options and/or Rights held. FENB has 675,610 shares of FENB Common Stock reserved for issuance upon the exercise of outstanding FENB Stock Options.

4.3.3 FENB has no Voting Debt issued or outstanding.

4.3.4 Except for: (i) equity interests held in the investment portfolios of FENB; (ii) equity interests held by FENB in a fiduciary capacity; and (iii) equity interests held in connection with the lending activities of FENB, including stock in the FHLB, FENB does not possess, directly or indirectly, any material equity interest in any corporate entity, limited liability company, partnership or other entity.

4.3.5 To the Knowledge of FENB, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FENB Common Stock, except as listed on FENB Disclosure Schedule 4.3.5.

4.3.6 Except for the FENB Voting Agreements there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the FENB Common Stock, FENB Preferred Stock, or other equity interests of FENB.

4.4	Authority; No Violation

4.4.1 FENB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FENB and the completion of the transactions contemplated hereby, including the Merger, have been duly, validly, and unanimously approved by the FENB Board and no other corporate proceedings on the part of FENB, except for Shareholder Approvals and other actions contemplated by this Agreement such as the termination of certain FENB Compensation and Benefit Plans, is necessary to complete the transactions contemplated hereby, including the Merger.

4.4.2 The FENB Board has adopted resolutions recommending that shareholders of FENB approve and ratify this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of FENB has been taken, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals. The resolutions of the FENB Board recommending that shareholders of FENB approve and ratify this Agreement has not been rescinded, modified or revoked and are, as of the Agreement Date and shall be at the Effective Time, in full force and effect, unless modified or withdrawn as provided in Section 6.10.2.

4.4.3 This Agreement has been duly and validly executed and delivered by FENB, and, subject to Shareholder Approvals and Regulatory Approvals and the due and valid execution and delivery of this Agreement by CUNB and CUB, constitutes the valid and binding obligation of FENB, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

4.4.4 Except as listed on FENB Disclosure Schedule 4.4.4, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, and to the receipt of Shareholder Approvals; (i) the execution and delivery of this Agreement by FENB, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by FENB with all of the terms and provisions hereof will not: (A) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of FENB; (B) to the Knowledge of FENB, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FENB or any of its properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FENB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FENB is a party, or by which they or any of FENB’s properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (iii)(B) or (iii)(C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FENB taken as a whole.

4.5	Consents

Except as listed on FENB Disclosure Schedule 4.5 which sets forth, among other things, the consents, waivers and/or approvals of all third parties required to consummate the Merger and the other transactions contemplated herein, including the consents of landlords to the assignment and transfer of any leases to which FENB is subject, and except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein; (ii) the filing of the Merger Agreement with the DBO, after certification by the California Secretary of State; (iii) the filing with the SEC of: (A) the Merger Registration Statement in compliance with the Securities Act and the declaration by the SEC of the effectiveness thereof; and (B) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith; (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of CUNB Common Stock pursuant to this Agreement; (v) such filings and approvals as are required to be made or obtained in connection with the listing of CUNB Common Stock to be exchanged for FENB Common Stock or to be issued upon the exercise of Replacement Options issued in accordance herewith; and (vi) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FENB, and (y) the completion of the Merger and the transactions contemplated thereby. FENB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6	Financial Statements

4.6.1 FENB has previously made available to CUNB and CUB the Financial Statements of FENB. The Financial Statements of FENB have been prepared in accordance with GAAP (including the related notes where applicable) or regulatory accounting procedures of any Bank Regulator having supervisory authority over FENB, as applicable, and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the financial position, results of operations, cash flows and changes in shareholders’ equity of FENB as of and for the respective periods then ended, except as indicated in the notes thereto (and with regard to interim financial statements, subject to recurring year-end adjustments normal in nature and amount). The balance sheet of FENB as of December 31, 2013, and the related statements of operations, cash flow and changes in shareholders’ equity of FENB for the three (3) years then ended, audited by Moss Adams, LLP, and the unaudited balance sheet of FENB as of March 31, 2014, and the related unaudited statement of income, and changes in shareholders’ equity of FENB for the period then ended, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The FENB Financial Statements have been prepared from, and are in accordance with, the books and records of FENB which books and records have been and are being, to the Knowledge of FENB, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.6.2 At the date of each balance sheet included in the Financial Statements of FENB, FENB had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements of FENB or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Except as listed on FENB Disclosure Schedule 4.6.3, the records, systems, controls, data and information of FENB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FENB or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6.3. FENB: (i) has implemented and maintains a system of internal controls over financial reporting that is sufficient to comply with all legal and accounting requirements applicable to the business of FENB (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to FENB, is made known to the chief executive officer, the chief financial officer and the FENB Board by others within those entities; and (iii) has disclosed, based on its most recent evaluation prior to the Agreement Date, to FENB’s outside auditors and to the audit committee of FENB’s Board any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect FENB’s ability to record, process, summarize and report financial information. As of December 31, 2013, Management of FENB assessed the effectiveness of FENB’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Consolidated Reports of Condition and Income (Call Report), based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based upon its assessment, FENB Management has concluded that, as of December 31, 2013, FENB’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Consolidated Reports of Condition and Income (Call Report), is effective based on the criteria established in Internal Control—Integrated Framework. To the Knowledge of FENB, there is no fact or circumstance that would indicate that FENB will not be able to comply with the audit, recordkeeping and review of internal controls requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended and/or the rules and regulations adopted pursuant thereto for the year ending December 31, 2014. Neither FENB, the FENB Board nor FENB’s outside auditors have identified any significant deficiencies or material weaknesses in the design or operation of FENB’s internal control over financial reporting or any fraud, whether or not material, that involves management or other employees who have a significant role in FENB’s internal control over financial reporting.

4.6.3 Since January 1, 2010: (i) to the Knowledge of FENB, no director, officer, employee, auditor, accountant or representative of FENB had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FENB or FENB’s internal accounting controls, including any material complaint, allegation, assertion or claim that FENB has engaged in questionable accounting or auditing practices; and (ii) no attorney representing FENB, whether or not employed by FENB, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by FENB or any of FENB’s officers, directors, employees or agents to the FENB Board or any committee thereof or to any director or officer of FENB.

4.6.4 The books and records kept by FENB are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

4.6.5 Since January 1, 2010, FENB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with any Governmental Entity (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the Laws of the State of California and/or the United States and/or the rules and regulations of DBO, the FDIC, the FRB, the FHLB and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the Laws, rules and regulations of the applicable Governmental Entity with which they were filed. To the extent legally permissible, FENB has previously made available to CUNB and CUB the FENB Regulatory Filings.

4.6.6 FENB is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of FENB in FENB’s Financial Statements.

4.6.7 Since January 1, 2010, FENB has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on FENB.

4.7	Taxes

4.7.1 FENB has duly filed all foreign federal, state, local and other Tax Returns required to be filed by FENB on or prior to the Agreement Date, taking into account any extensions (all such returns, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all Taxes which have been incurred by or are due, or claimed to be, due from FENB by any Governmental Entity or pursuant to any Tax Agreement on or prior to the Agreement Date other than Taxes or other charges which (i) are not delinquent, or (ii) are being contested in good faith and have been appropriately accrued on FENB’s Financial Statements. As of the Agreement Date, FENB has received no written notice of, and to the Knowledge of FENB there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of FENB, and no written claim has been made by any Governmental Entity in a jurisdiction where FENB does not file Tax Returns that FENB is subject to Taxation in that jurisdiction. FENB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. FENB has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FENB, to the Knowledge of FENB, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in FENB’s Financial Statements, and are properly reflected in such Financial Statements.

4.7.3 All estimated Taxes of FENB have been or shall be timely paid in full.

4.7.4 FENB shall not be required, as a result of (i) a change in accounting method for a Tax period beginning before the Closing Date, to include any income under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Closing Date or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

4.7.5 There are no liens on any of FENB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax except for liens for Taxes not yet due and payable.

4.7.6 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to FENB, and no such agreement or ruling has been applied for and is currently pending.

4.7.7 In connection with the Merger, FENB (i) has not nor shall it be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (ii) has not made nor shall it make or be required to make any payment to any Person subject to additional taxes under Section 409A of the Code. No FENB Compensation and

Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. FENB has made available to CUNB copies of Section 280G calculations (whether or not final) with respect to any disqualified individuals in connection with the transactions contemplated hereby.

4.7.8 FENB has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

4.7.9 To the Knowledge of FENB, FENB is not currently receiving any material tax benefit or credit or other favorable material Tax treatment that will not be extended and available to CUNB following the Merger.

4.7.10 FENB has made available to CUNB correct and complete copies of (i) all income and franchise Tax Returns of FENB for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of FENB.

4.7.11 FENB has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.7.12 There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

4.7.13 FENB is not subject to the personal holding company Tax in any years that are open to assessment for such Tax.

4.7.14 Since January 1, 2010, FENB has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of FENB.

4.7.15 FENB has not granted in writing any power of attorney which will remain in force after the Closing Date with respect to any Taxes or Tax Returns.

4.7.16 FENB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.

4.7.17 FENB has complied with all applicable information reporting requirements.

4.8	No Material Adverse Effect

Except as set forth on FENB Disclosure Schedule 4.8, since January 1, 2014, FENB has: (i) in all material respects carried on its business in the ordinary course consistent with past practice; (ii) not taken any of the actions that FENB has agreed not to take from the date hereof through the Effective Time as set forth herein; and (iii) not suffered any Material Adverse Effect and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have, or with the passage of time will constitute, a Material Adverse Effect on FENB, taken as a whole.

4.9	Material Contracts; Leases; Defaults

4.9.1 Except for the FENB Compensation and Benefit Plans and as set forth in FENB Disclosure Schedule 4.9.1, FENB is not a party to nor is FENB subject to:

(i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of FENB;

(ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of FENB;

(iii) any collective bargaining agreement with any labor union relating to employees of FENB;

(iv) any plan, material arrangement or contract with any past or present officer, director or employee of FENB which requires that FENB indemnify such Person for any reason;

(v) any agreement which by its terms limits the payment of dividends by FENB;

(vi) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FENB is an obligor to any person, which instrument evidences or relates to indebtedness other than Deposits, repurchase agreements, the Federal Reserve Bank advances, Federal Home Loan Bank overnight advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to CUNB or the Surviving Bank;

(vii) except for items listed on FENB Disclosure Schedule 4.16.2 and loans and other extensions of credit made by FENB in the ordinary course of its business, any other agreement, written or oral, that obligates FENB for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment;

(viii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FENB (it being understood that any non-compete or similar provision shall be deemed material);

(ix) any contract or agreement limiting the freedom of FENB to engage in any line of business or to compete with any other Person or prohibiting FENB from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(x) any contract or agreement with any Affiliate of FENB;

(xi) any agreement of guarantee, support or indemnification by FENB, assumption or endorsement by FENB of, or any similar commitment by FENB with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(xii) any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to FENB;

(xiii) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by FENB of more than $25,000;

(xiv) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of FENB, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of FENB;

(xv) any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by FENB or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of FENB to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xvi) any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2013, as applicable, was in excess of $50,000;

(xvii) any contract not listed above that is material to the financial condition, results of operations or business of FENB.

4.9.2 Except for employment agreements with Black and Nicholson, FENB has no existing agreement with any employee or director which either: (i) impacts at will employment relationships; (ii) provides for payments to an employee or director upon termination with or without cause; or (iii) provides for payments to an employee or director in any manner which are triggered by, or one element of the requirement is, a change in control of FENB, including but not limited to the actions contemplated herein. There are no other employment agreements other than those for Black and Nicholson set forth in FENB Disclosure Schedule 4.9.1.

4.9.3 Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in FENB Disclosure Schedule 4.9.3 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to the Knowledge of FENB, FENB is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.4 True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.9.1 through 4.9.3 are listed on FENB Disclosure Schedule 4.9.1 or on FENB Disclosure Schedule 4.9.3 and are in full force and effect on the Agreement Date and FENB (and, to the Knowledge of FENB, any other party to any such contract, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.

(i) Except as listed on FENB Disclosure Schedule 4.9.4, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement (other than the Surviving Bank) or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(ii) Except as set forth in FENB Disclosure Schedule 4.9.4, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which FENB is a party or under which FENB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

(iii) Except for the FENB Founder Options and FENB Continuing Options, and except as set forth in FENB Disclosure Schedule 4.9.4, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FENB or upon the occurrence of a subsequent event; or (ii) requires FENB to provide a benefit in the form of FENB Common Stock or determined by reference to the value of FENB Common Stock.

4.9.5 Since December 31, 2013, through and including the Agreement Date, except as listed on FENB Disclosure Schedule 4.9.5, FENB has not:

(i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable Law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to CUNB) or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice;

(ii) granted any options to purchase shares of FENB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee under FENB Compensation and Benefit Plans;

(iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan;

(iv) made any material election for federal or state income Tax purposes;

(v) made any material change in the credit policies or procedures of FENB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect;

(vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments;

(vii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice;

(viii) changed any accounting methods, principles or practices of FENB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or

(ix) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

4.9.6 Except as otherwise disclosed on FENB Disclosure Schedule 4.9.6, all payments due on the Preferred Stock have been paid in accordance with their respective terms.

4.9.7 Except as set forth on FENB Disclosure Schedule 4.9.7, FENB is not a party to any oral or written:

(i) consulting agreement not terminable without penalty on 30 days’ or less notice; or

(ii) agreement which requires the payment of referral fees or commissions or other fees in connection with Deposits, loans or any other business.

4.10	Ownership of Property; Insurance Coverage

4.10.1 FENB has good and, as to real property, marketable title to all material assets and properties owned by FENB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FENB Regulatory Filings and in the Financial Statements of FENB or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB or FRB, inter-bank credit facilities, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Financial Statements of FENB. FENB, as lessee, have the right under valid and existing leases of real and personal properties used by FENB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Financial Statements of FENB.

4.10.2 With respect to all material agreements pursuant to which FENB has purchased securities subject to an agreement to resell, if any, FENB, has a lien or security interest (which to the Knowledge of FENB is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 FENB currently maintains insurance with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions of comparable size and operations to FENB. Except as disclosed in FENB Disclosure Schedule 4.10.3, FENB has not received notice from any insurance carrier during the past three years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of claims have been given by FENB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FENB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FENB Disclosure Schedule 4.10.3 identifies all material policies of insurance maintained by FENB as well as the other matters required to be disclosed under this Section 4.10.3 and specifies policy type, whether such policy is claims-made, policy numbers, applicable deductible levels, policy periods, available limits of coverage and other pertinent policy information. There are no claims for coverage by FENB pending under any of such policies and, since January 1, 2011, no claims been questioned, denied, or disputed.

4.11	Legal Proceedings

Except as set forth in FENB Disclosure Schedule 4.11, FENB is not a party to any, and there are no pending or, to the Knowledge of FENB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature: (i) against FENB; (ii) to which FENB’s assets are or may be subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) which could adversely affect the ability of FENB to perform under this Agreement.

4.12	Compliance With Applicable Law

4.12.1 To the Knowledge of FENB, FENB is in compliance in all material respects with all applicable Laws, its properties, assets and Deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and FENB has not received any written notice to the contrary. The FENB Board has adopted and FENB has implemented a current anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 4.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed in Sections 4.7, 4.13, 4.15 and 4.261, respectively.

4.12.2 FENB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; including, without limitation all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FENB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3 For the period beginning January 1, 2010, except as listed on FENB Disclosure Schedule 4.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), FENB has not received any written notification or, to the Knowledge of

[1]	Re-check section references.

FENB, any other communication from any Bank Regulator: (i) asserting that FENB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FENB; (iii) requiring, or threatening to require, FENB, or indicating that FENB or FENB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state Governmental Entity or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank Deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FENB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FENB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “FENB Regulatory Agreement”). Except listed on FENB Disclosure Schedule 4.12.3, FENB has not consented to or entered into any FENB Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to FENB as to compliance with the CRA is “Satisfactory” or better.

4.12.4 Since the enactment of the Sarbanes-Oxley Act, FENB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that apply to FENB.

4.13	Employee Compensation and Benefit Plans

4.13.1 FENB Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by FENB in which any employee or former employee, consultant or former consultant or director or former director of FENB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “FENB Compensation and Benefit Plans”). Except as set forth in FENB Disclosure Schedule 4.13.1, or as otherwise permitted by this Agreement, FENB does not have any commitment to create any additional FENB Compensation and Benefit Plan or to materially modify, change or renew any existing FENB Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans), except as required to maintain the qualified status thereof.

4.13.2 Each FENB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the

Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each FENB Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of FENB, threatened action, suit or claim relating to any of the FENB Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of FENB, FENB has not engaged in a transaction, or omitted to take any action, with respect to any FENB Compensation and Benefit Plan that would reasonably be expected to subject FENB to an unpaid material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3 To the Knowledge of FENB, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any FENB Compensation and Benefit Plan, or any plan subject to Title IV of ERISA maintained by any entity which is considered one employer with FENB under Section 4001(b)(1) of ERISA or Code Section 414 (“FENB ERISA Affiliate”) (such plan being referred to as an “FENB ERISA Affiliate Plan”). Neither FENB, nor any FENB ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4 All material contributions required to be made under the terms of any FENB Compensation and Benefit Plan or any employee benefit arrangements to which FENB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FENB’s Financial Statements to the extent required by GAAP. FENB expensed and accrued as a liability the present value of future benefits under each applicable FENB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 Except as set forth in FENB Disclosure Schedule 4.13.5. FENB has no any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any FENB Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable Law to any employee or director. There has been no communication to employees by FENB that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 FENB does not maintain any FENB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 With respect to each FENB Compensation and Benefit Plan, if applicable, FENB has provided or made available to CUNB copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent Forms 5500 as filed; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) copies of all equity grant agreements have been made available to CUNB.

4.13.8 Except as listed in FENB Disclosure Schedule 4.9.4, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any FENB Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any FENB Compensation and Benefit Plan.

4.13.9 FENB does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for Tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10 Except as disclosed in FENB Disclosure Schedule 4.13.10, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the FENB Compensation and Benefit Plans or otherwise as of the Agreement Date and none will be granted, awarded or credited after the Agreement Date.

4.14	Brokers, Finders and Financial Advisors

Neither FENB, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Davidson by FENB and the fee payable pursuant thereto which fee including, without limitation, the fee for the FENB Fairness Opinion to be issued by Davidson in accordance with Section 9.3.9, shall not exceed the amount provided for under Davidson’s agreement with FENB, dated June 20, 2013.

4.15	Environmental Matters

4.15.1 Except as may be set forth in FENB Disclosure Schedule 4.15, with respect to FENB:

(i) To the Knowledge of FENB, the Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(ii) FENB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to the Knowledge of FENB, no such action is threatened or has been filed with any court, Governmental Entity or other forum against FENB or any Participation Facility for: (A) alleged noncompliance with, or liability under, any Environmental Law or (B) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by FENB or any Participation Facility;

(iii) FENB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to the Knowledge of FENB, no such action is threatened or has been filed with any court, Governmental Entity or other forum against any Loan Property (or FENB with respect to such Loan Property) for: (A) alleged noncompliance with, or liability under, any Environmental Law or (B) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or FENB or any Participation Facility;

(iv) To the Knowledge of FENB, with respect to the properties currently owned or operated by FENB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(v) Since January 1, 2010, FENB has received no written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(vi) To Knowledge of FENB, there are no underground storage tanks on, in or under any properties owned or operated by FENB or any Participation Facility, and to the Knowledge of FENB, no underground storage tanks have been closed or removed from any properties owned or operated by FENB or any Participation Facility; and

(vii) To the Knowledge of FENB, during the period of (A) FENB’s ownership or operation of any of FENB’s current properties or (B) FENB’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To the Knowledge of FENB, prior to the period of (A) FENB’s ownership or operation of any of FENB’s current properties or (B) FENB’s participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

(viii) For purposes of this Section 4.15, “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in active management with the authority to make decisions and take actions without the need for approval by third parties.

4.16	Loan Portfolio

4.16.1 The allowance for loan losses reflected in FENB’s unaudited balance sheet at March 31, 2014 was, and the allowance for loan losses shown for period ending after December 31, 2013 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements and calculated consistently with past practice.

4.16.2 Except as set forth on FENB Disclosure Schedule 4.16.2, FENB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to the Knowledge of FENB, no such action is threatened, before any court, Governmental Entity or other forum against FENB relating to any withdrawn loan commitment, termination of a loan or potential borrower.

4.16.3 FENB Disclosure Schedule 4.16.3 sets forth a listing, as of the most recently available date, by account, of: (i) all loans: (A) that are contractually past due 90 days or more in the payment of principal and/or interest; (B) that are on non-accrual status; (C) that, as of the Agreement Date, are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder; (D) which were required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; (E) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms; or (F) where a specific reserve allocation exists in connection therewith.

4.16.4 FENB Disclosure Schedule 4.16.4 sets forth a listing, as of the most recently available date, by account, of all assets classified by FENB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.5 All loans receivable (including discounts) and accrued interest entered on the books of FENB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FENB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of FENB, the loans, discounts and the accrued interest reflected on the books of FENB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by FENB free and clear of any liens.

4.16.6 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.7 FENB is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

4.16.8 To the Knowledge of FENB, each Loan included in a pool of Loans originated, acquired or serviced by FENB (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of FENB, no Pools have been improperly certified, and FENB has not purchased any Loan out of a Pool without first obtaining all required approvals of the applicable investors.

4.16.9 Except as set forth on FENB Disclosure Schedule 4.16.9, as of March 31, 2014, there are no third parties providing loan servicing to FENB. To the Knowledge of FENB, all Loans serviced by third parties for FENB have been serviced in accordance with all applicable Laws and regulations.

4.17	Securities Laws

At no time during the years ended December 31, 2013, 2012 or 2011 was FENB required to file reports with the SEC, any Bank Regulator or any other Governmental Entity pursuant to the Securities Laws, including but not limited to Annual Reports on Form 10-K or a registration statement on Form 10 or such other form as may have been applicable. All reports (including FENB’s Annual Report to Shareholders for the fiscal year ended December 31, 2013 and the proxy for its 2014 Annual Meeting of Shareholders), registration statements, definitive proxy statements or information statements provided to shareholders since January 1, 2013 or to be provided by it subsequent to the Agreement Date (each a “FENB Securities Document”) with an applicable Government Entity, as of the date to be filed: (i) will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and as may be applicable; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any FENB Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of FENB as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such FENB Securities Document (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of FENB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

4.18	Related Party Transactions

FENB Disclosure Schedule 4.18 sets forth, as of March 31, 2014, a schedule of all transactions, including any loan or other credit accommodation, with any Affiliate of FENB. All such transactions: (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. There has been no default on, forgiveness or waiver of, in whole or in part, restructuring, modification, or extension of, any loan or credit accommodation to any Affiliate of FENB during the three year period prior to the Agreement Date. FENB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FENB is inappropriate.

4.19	Deposits

FENB Disclosure Schedule 4.19 sets forth all Deposits of FENB that are Brokered Deposits and/or Deposits solicited and generated via the internet. Except as set forth in FENB Disclosure Schedule 4.19, none of the Deposits of FENB is a Brokered Deposit or an internet Deposit. All Deposit accounts, including any Deposit accounts subject to any sweep agreements, have been maintained in accordance with all applicable Laws and the terms of any agreements with such depositor, including but not limited as to custodial and margin requirements and bond holdings.

4.20	Investment Securities and BOLI.

4.20.1 FENB has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FENB. Such securities are valued on the books of FENB in accordance with GAAP in all material respects.

4.20.2 FENB employs investment, securities, risk management and other policies that FENB believes are prudent and reasonable in the context of such businesses. Prior to the Agreement Date, FENB has made available to CUNB such policies and procedures and the material terms of such practices.

4.20.3 FENB Disclosure Schedule 4.20 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by FENB, including the cash surrender value of the BOLI. FENB has taken all actions necessary to comply in all material respects with applicable law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet for March 31, 2014. Except as set forth on FENB Disclosure Schedule 4.20 other than FENB, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under FENB BOLI. FENB has no outstanding borrowings secured in whole or part by its BOLI.

4.21	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of FENB Common Stock and the affirmative vote of a majority of the outstanding shares of FENB Preferred Stock are required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of FENB to the contrary. Except as disclosed in FENB Disclosure Schedule 4.21, there are no other classes of stock of FENB that are entitled to vote to approve this Agreement and the Merger.

4.22	Registration Obligations

FENB is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.23	Risk Management Instruments

Except as set forth in FENB Disclosure Schedule 4.23, FENB is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of FENB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. FENB has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.24	Fairness Opinion

FENB has received a written opinion from Davidson to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the Agreement Date, the Exchange

Ratio to be received by the shareholders of FENB pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the Agreement Date.

4.25	Intellectual Property

FENB Disclosure Schedule 4.25 sets forth a true and complete list of all material: (i) trademark registrations and applications; (ii) service mark registrations and applications; (iii) unregistered trademarks and service marks; and (iv) Internet domain names owned, used or held for use in connection with the business of FENB. FENB owns or, to the Knowledge of FENB, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all Intellectual Property used or held for use in its business as currently being conducted as of the date hereof, each without payment (except as set forth in FENB Disclosure Schedule 4.25), and FENB has not received any notice of conflict with respect thereto that asserts the rights of others. FENB has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which FENB is a party relating to any of the foregoing. To the Knowledge of FENB, the conduct of the business of FENB as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

4.26	Labor Matters

FENB is in compliance in all material respects with all applicable federal and California or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hour, and (i) has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board with respect to any employee within the NLRB’s jurisdiction (“NLRB”); (ii) no unfair labor practice charge or complaint against FENB is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of FENB threatened against or involving FENB; (iv) to the Knowledge of FENB no representation question exists respecting the employees of FENB and any labor union; (v) no collective bargaining agreement is currently being negotiated by FENB is not and has not been a party to a collective bargaining agreement; (vi) FENB is not experiencing and has not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of FENB currently threatened; (viii) FENB has no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against it; (ix) FENB has no wage and hour claim or investigation pending before or by any Governmental Entity, and to the Knowledge of FENB no such claim or investigation has been threatened; (x) FENB has not had any occupation health and safety claims against it; (xi) FENB is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”); and (xii) there has been no “mass layoff” or “plant closing” by FENB as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. FENB has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to the Knowledge of FENB is any such proceeding pending or threatened.

4.27	Accurate Disclosure

4.27.1 None of the information supplied or to be supplied by FENB in writing for inclusion in the Merger Registration Statement or the Proxy Statement-Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of FENB, and at the time of the meeting of shareholders of CUNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of FENB or the FENB Shareholders Meeting or with respect to the solicitation of any proxy of CUNB or the CUNB Shareholders Meeting.

4.27.2 FENB agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FENB will fairly present the financial position of FENB and will be prepared in accordance with GAAP consistently applied during the periods involved and regulatory accounting principles and other applicable legal and accounting requirements. Notwithstanding anything to the contrary set forth in this Section, FENB makes no representation or warranty with respect to any information supplied by CUNB or CUB.

4.28	Transaction Expenses.

FENB Disclosure Schedule 4.28 sets forth a true, accurate and complete list of the reasonably anticipated FENB Transaction Expenses.

4.29	Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, FENB makes no other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CUNB AND CUB

5.1	General

CUNB and CUB jointly and severally represent and warrant to FENB that the statements contained in this Article V are true, correct and complete as of the Agreement Date except as set forth in the CUNB Disclosure Schedules delivered by CUNB and CUB to FENB on the Agreement Date and shall be true, correct and complete as of the Effective Time as though made as of the Effective Time, except as set forth in the CUNB Disclosure Schedules, as amended pursuant to Section 7.6, which CUNB Disclosure Schedules and the contents thereof including, without limitation, all documents delivered or provided in connection therewith shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which relates to a specified date, which only need be so correct as of such specified date. CUNB and CUB have made a good faith effort to ensure that the disclosure on each schedule of the CUB Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the CUB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of CUNB shall include the Knowledge of CUB.

5.2	Organization

5.2.1 CUNB is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. CUNB has full corporate power and corporate authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 CUB is a California state-chartered banking corporation, validly existing and in good standing (to the extent required) under the Laws of the State of California. CUB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Deposits of CUB are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.2.3 The respective minute books of CUNB and CUB accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.4 Prior to the Agreement Date, CUNB has made available to FENB true and correct copies of the Certificate of Incorporation and bylaws of CUNB and the Articles of Incorporation and bylaws of CUB.

5.3	Capitalization

5.3.1 The authorized capital stock of CUNB consists of 75,000,000 shares of Common Stock, no par value per share, of which, as of the Agreement Date, 11,215,535 shares (including restricted shares) are outstanding, and 50,000,000 shares of Serial Preferred Stock, no par value per share, of which there are no shares issued and outstanding. There are no shares of CUNB Common Stock held by CUNB in its treasury. Except as set forth on CUNB Schedule 5.3.1, neither CUNB nor CUB has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CUNB Common Stock, or any other security of CUNB or any securities representing the right to vote, purchase or otherwise receive any shares of CUNB Common Stock or any other security of CUNB or otherwise obligating CUNB to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register any such securities of CUNB under the Securities Act and the rules and regulations of the SEC thereunder other than shares issuable under CUNB Compensation and Benefit Plans. CUNB Disclosure Schedule 5.3.1 sets forth the name of each holder of options to purchase CUNB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held. CUNB Disclosure Schedule 5.3.1 sets forth a true and accurate description of awards of restricted stock of CUNB awarded pursuant all CUNB Compensation and Benefit Plans, the recipient of such awards of restricted stock, the vesting dates thereof and/or the performance criteria relating thereto.

5.3.2 The authorized capital stock of CUB consists of 30,000,000 shares of Common Stock, no par value per share, of which, as of the Agreement Date, 100 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of common stock of CUB held by CUB in its treasury. CUB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of common stock of CUB, or any other security of CUB.

5.3.3 Neither CUNB nor CUB has any Voting Debt issued or outstanding.

5.3.4 Except for: (i) equity interests held in the investment portfolios of CUB; (ii) equity interests held by CUB in a fiduciary capacity; and (iii) equity interests held in connection with the lending activities of CUB, neither CUNB nor CUB possess, directly or indirectly, any material equity interest in any corporate entity, limited liability company, partnership or other entity.

5.3.5 To the Knowledge of CUNB, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CUNB Common Stock, except as set forth in the filings made by CUNB with the SEC.

5.3.6 Except for the CUNB Voting Agreements there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the CUNB Common Stock or other equity interests of CUNB.

5.4	Authority; No Violation

5.4.1 Each of CUNB and CUB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CUNB and CUB and the completion of the transactions contemplated hereby, including the Merger, have been duly, validly, and unanimously approved by the Boards of Directors of CUNB and CUB, and no other corporate proceedings on the part of CUNB and CUB is necessary to complete the transactions contemplated hereby, including the Merger, except for the Shareholder Approvals.

5.4.2 The CUNB Board has adopted resolutions recommending that shareholders of CUNB approve and ratify this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of CUNB has been taken, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals. The resolutions of the CUNB Board recommending that shareholders of CUNB approve and ratify this Agreement has not been rescinded, modified or revoked and are, as of the Agreement Date and shall be at the Effective Time, in full force and effect.

5.4.3 This Agreement has been duly and validly executed and delivered by CUNB and CUB, and subject to receipt of Shareholder Approvals and Regulatory Approvals and due and valid execution and delivery of this Agreement by FENB constitutes the valid and binding obligation of CUNB and CUB, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

5.4.4 Except as listed on CUNB Disclosure Schedule 5.4.4, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, (i) the execution and delivery of this Agreement by CUNB and CUB; (ii) the consummation of the transactions contemplated hereby; and (iii) compliance by CUNB and CUB with all of the terms and provisions hereof will not (A) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of CUNB or the Articles of Incorporation or bylaws of CUB; (B) to the Knowledge of CUNB, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CUNB or CUB or any of their respective properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CUNB or CUB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CUNB or CUB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (iii)(B) or (iii) (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CUNB and CUB taken as a whole.

5.5	Consents

Except as listed on CUNB Disclosure Schedule 5.5 which sets forth, among other things, the consents, waivers and/or approvals of all third parties required to consummate the Merger and the other transactions contemplated herein, and except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein; (ii) the filing of the Merger Agreement with the DBO, after certification by the California Secretary of State; (iii) the filing with the SEC of: (A) the Merger Registration Statement in compliance with the Securities Act and the declaration by the SEC of the effectiveness thereof; and (B) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith; (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of CUNB Common Stock pursuant to this Agreement; (v) such filings and approvals as are required to be made or obtained in connection with the listing of CUNB Common Stock to be exchanged for FENB Common Stock or to be issued upon the exercise of Replacement Options issued in accordance herewith; and (vi) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CUNB and CUB, and (y) the completion of the Merger and the transactions contemplated thereby. CUNB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6	Financial Statements and SEC Documents

5.6.1 CUNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “CUNB SEC Documents”) with the SEC, as of the date filed or to filed, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any CUNB SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CUNB as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such CUNB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, the CUNB and the Subsidiaries of CUNB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

5.6.2 Since December 31, 2013, CUNB and the Subsidiaries of CUNB have conducted their respective business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.6 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CUNB or the CUNB Subsidiaries.

5.6.3 Since January 1, 2010: (i) to the Knowledge of CUNB, no director, officer, employee, auditor, accountant or representative of CUNB had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CUNB or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CUNB has engaged in questionable accounting or auditing practices; and (ii) no attorney representing CUNB, whether or not employed by CUNB, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CUNB or any of their respective officers, directors, employees or agents to the CUNB Board or any committee thereof or to any director or officer of CUNB.

5.6.4 Since January 1, 2010, CUNB has timely filed all Regulatory Filings and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the Laws of the State of California and/or United States and/or the rules and regulations of the FRB, FDIC, the DBO, the SEC and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the Laws, rules and regulations of the applicable Governmental Entity with which they were filed.

5.6.5 CUNB is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of CUNB in CUNB’s financial statements.

5.6.6 Since January 1, 2010, CUNB has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on CUNB.

5.7	Taxes

5.7.1 CUNB has duly filed all federal, state and material local Tax Returns required to be filed by CUNB on or prior to the Agreement Date, taking into account any extensions (all such returns, to the Knowledge of CUNB, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from CUB by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the Agreement Date other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth on CUNB Disclosure Schedule 5.7.1, as of the Agreement Date, CUNB has received no written notice of, and to the Knowledge of CUNB there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of CUNB, and no claim has been made by any Governmental Entity in a jurisdiction where CUNB does not file Tax Returns that CUNB is subject to Taxation in that jurisdiction. CUNB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. CUNB has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CUNB, to its Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in CUNB’s Financial Statements, and are properly reflected in such Financial Statements.

5.7.3 All estimated Taxes of CUNB have been or shall be timely paid in full.

5.7.4 CUNB shall not be required as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any income under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Closing Date or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

5.7.5 There are no liens on any of CUNB’s or CUB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax except for liens for Taxes not yet due and payable.

5.7.6 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to CUNB, and no such agreement or ruling has been applied for and is currently pending.

5.7.7 CUNB is not currently receiving any material Tax benefit or credit or other favorable material Tax treatment that will not be extended and available to CUNB following the Merger.

5.7.8 CUNB has made available to FENB correct and complete copies of (i) all income and franchise Tax Returns of CUNB for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of CUNB.

5.7.9 CUNB has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.7.10 There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

5.7.11 CUNB is not subject to the personal holding company Tax in any years that are open to assessment for such Tax.

5.7.12 Except as set forth in CUNB Disclosure Schedule 5.7.16, since January 1, 2010, CUNB has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of CUNB.

5.7.13 Except as set forth in CUNB Disclosure Schedule 5.7.17, CUNB has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

5.7.14 CUNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.

5.7.15 CUNB has complied with all applicable information reporting requirements.

5.8	No Material Adverse Effect

Except as set forth on CUNB Disclosure Schedule 5.8, since January 1, 2014, CUNB has: (i) in all material respects carried on its business in the ordinary course consistent with past practice; (ii) not taken any of the actions that CUNB has agreed not to take from the date hereof through the Effective Time as set forth herein; and (iii) not suffered any Material Adverse Effect and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have, or with the passage of time will constitute, a Material Adverse Effect on CUNB, taken as a whole.

5.9	Material Contracts; Leases; Defaults

5.9.1 True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 5.9.1 have been made available FENB on or before the Agreement Date, are listed on CUNB Disclosure Schedule 5.9.1 and are in full force and effect on the Agreement Date and CUNB (and, to the Knowledge of CUNB, any other party to any such contract, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.

(i) Except as listed on CUNB Disclosure Schedule 5.9.1, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(ii) Except as set forth in CUNB Disclosure Schedule 5.9.1, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CUNB is a party or under which CUNB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

(iii) Except as set forth in CUNB Disclosure Schedule 5.9.1, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CUNB or upon the occurrence of a subsequent event; or (ii) requires CUNB to provide a benefit in the form of CUNB Common Stock or determined by reference to the value of CUNB Common Stock.

5.9.2 Since December 31, 2013, through and including the Agreement Date, except as listed on CUNB Disclosure Schedule 5.9.2, a copy which has been made available to FENB, CUNB and CUB have not:

(i) made any material change in the credit policies or procedures of CUNB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect;

(ii) granted any options to purchase shares of CUNB Common Stock, or any right to acquire any shares of its capital to any executive officer, director or employee under CUNB Compensation and Benefit Plans;

(iii) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments;

(iv) changed any accounting methods, principles or practices of CUNB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or

(v) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

5.9.3 Except as set forth on CUNB Disclosure Schedule 5.9.3. CUNB is not a party to any oral or written agreement containing covenants that limit the ability of CUNB or CUB to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which CUNB may conduct its business.

5.10	Ownership of Property; Insurance Coverage

5.10.1 CUNB and CUB have good and, as to real property, marketable title to all material assets and properties owned by CUNB or each Subsidiary of CUNB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CUNB SEC Documents or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB or Federal Reserve Bank, inter-bank credit facilities, or any transaction by a Subsidiary of CUNB acting in a fiduciary capacity; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the CUNB SEC Documents. CUNB and the Subsidiaries of CUNB, as lessee, have the right under valid and existing leases of real and personal properties used by CUNB and CUB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in notes to the Financial Statements of CUNB.

5.10.2 With respect to all material agreements pursuant to which CUNB or CUB has purchased securities subject to an agreement to resell, if any, CUNB or such Subsidiary of CUNB, as the case may be, has a lien or security interest (which to CUNB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3 CUNB currently maintains insurance with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions of comparable size and operations to CUNB. Except as disclosed in CUNB Disclosure Schedule 5.10.3, CUNB has not received notice from any insurance carrier during the past three years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of claims have been given by CUNB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years CUNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CUNB Disclosure Schedule 5.10.3 identifies all material policies of insurance maintained by CUNB as well as the other matters required to be disclosed under this 5.9.3 and specifies policy type, whether such policy is claims-made, policy numbers, applicable deductible levels, policy periods, available limits of coverage and other pertinent policy information. There are no claims for coverage by CUNB pending under any of such policies and, since January 1, 2011, no claims been questioned, denied, or disputed.

5.11	Legal Proceedings

Except as set forth in CUNB Disclosure Schedule 5.11, neither CUNB nor CUB is a party to any, and there are no pending or, to the Knowledge of CUNB, threatened legal, arbitration or other proceedings, claims (whether asserted or unasserted), or actions or inquiries of any nature (i) against CUNB or CUB, (ii) to which CUNB or CUB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of CUNB or CUB to perform under this Agreement, except for any proceeding, claim, action, which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on CUNB.

5.12	Compliance With Applicable Law

5.12.1 To the Knowledge of CUNB, CUNB and CUB are in compliance in all material respects with all applicable Laws, its properties, assets and Deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, CRA, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and neither CUNB nor CUB has received any written notice to the contrary. The CUB Board has adopted and CUB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 5.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed elsewhere in this Agreement.

5.12.2 CUNB and CUB have all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease their respective properties and to conduct their respective business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CUNB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

5.12.3 For the period beginning January 1, 2010, except as listed on CUNB Disclosure Schedule 5.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), neither CUNB nor CUB has received any written notification or, to the Knowledge of CUNB, any other communication from any Bank Regulator: (i) asserting that neither CUNB nor CUB is in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to either CUNB or CUB; (iii) requiring, or threatening to require, CUNB or CUB, or indicating that CUNB or CUB or CUNB or CUB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state Governmental Entity or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank Deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CUNB or CUB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CUNB or CUB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “CUNB Regulatory Agreement”). Except listed on CUNB Disclosure Schedule 5.12.3, neither CUNB nor CUB has consented to or entered into any CUNB Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to CUB as to compliance with the CRA is “Satisfactory” or better.

5.12.4 Since the enactment of the Sarbanes-Oxley Act, CUNB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that apply to CUNB.

5.13	Employee Compensation and Benefit Plans

5.13.1 CUNB Disclosure Schedule 5.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by CUNB in which any employee or former employee, consultant or former consultant or director or former director of CUNB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CUNB Compensation and Benefit Plans”). Except as set forth in CUNB Disclosure Schedule 5.13.1, or as otherwise permitted by this Agreement, CUNB has not made any commitment to create any additional CUNB Compensation and Benefit Plan or to materially modify, change or renew any existing CUNB Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans), except as required to maintain the qualified status thereof.

5.13.2 Each CUNB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each CUNB Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of CUNB, threatened action, suit or claim relating to any of the CUNB Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of CUNB, CUNB has not engaged in a transaction, or omitted to take any action, with respect to any CUNB Compensation and Benefit Plan that would reasonably be expected to subject CUNB to an unpaid material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.13.3 To the Knowledge of CUNB, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any CUNB Compensation and Benefit Plan, or any plan subject to Title IV of ERISA maintained by any entity which is considered one employer with CUNB under Section 4001(b)(1) of ERISA or Code Section 414 (“CUNB ERISA Affiliate”) (such plan being referred to as a “CUNB ERISA Affiliate Plan”). Neither CUNB, nor any CUNB ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

5.13.4 All material contributions required to be made under the terms of any CUNB Compensation and Benefit Plan or any employee benefit arrangements to which CUNB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on CUNB’s Financial Statements to the extent required by GAAP. CUNB expensed and accrued as a liability the present value of future benefits under each applicable CUNB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13.5 CUNB has no any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any CUNB Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable Law to any employee or director. There has been no communication to employees by CUNB that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

5.13.6 CUNB does not maintain any CUNB Compensation and Benefit Plans covering employees who are not United States residents.

5.13.7 With respect to each CUNB Compensation and Benefit Plan, CUNB has provided or made available to FENB copies of the: (A) three most recent Forms 5500 as filed;

(B) three most recent actuarial reports and financial statements; (C) most recent summary plan description; (D) most recent determination letter issued by the IRS; (E) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (F) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.13.8 Except as disclosed in CUNB Disclosure Schedule 5.13.8, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the CUNB Compensation and Benefit Plans or otherwise as of the Agreement Date.

5.14	Brokers, Finders and Financial Advisors

Neither CUNB nor CUB, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler.

5.15	Environmental Matters

5.15.1 Except as may be set forth in CUNB Disclosure Schedule 5.15, with respect to CUNB and CUB:

(i) To the Knowledge of CUNB, the CUNB Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(ii) CUNB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to the Knowledge of CUNB, no such action is threatened or has been filed with any court, Governmental Agency or other forum against it or CUB or any Participation Facility for: (A) alleged noncompliance with, or liability under, any Environmental Law or (B) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by it or CUNB or any Participation Facility;

(iii) CUNB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to the Knowledge of CUNB, no such action is threatened or has been filed with any court, Governmental Entity or other forum against any Loan Property (or CUB with respect to such Loan Property) for: (A) alleged noncompliance with, or liability under, any Environmental Law or (B) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or CUNB or any Participation Facility;

(iv) To the Knowledge of CUNB, with respect to the properties currently owned or operated by CUNB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(v) Since August 1, 2012, CUNB has received no written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(vi) To the Knowledge of CUNB, there are no underground storage tanks on, in or under any properties owned or operated by CUNB or CUB or any Participation Facility, and to the Knowledge of CUNB, no underground storage tanks have been closed or removed from any properties owned or operated by CUNB or CUB or any Participation Facility; and

(vii) To the Knowledge of CUNB, during the period of (A) CUB ownership or operation of any of its current properties or (B) CUB’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To the Knowledge of CUNB, prior to the period of (A) CUNB’s ownership or operation of any of its current properties or (B) CUNB participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

5.16	Loan Portfolio

5.16.1 The allowance for loan losses reflected in CUB’s unaudited balance sheet at March 31, 2014 was, and the allowance for loan losses shown for period ending after December 31, 2013 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements and calculated consistently with past practice.

5.16.2 Except as set forth on CUNB Disclosure Schedule 5.16.2, CUB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to the Knowledge of CUB, no such action is threatened, before any court, Governmental Entity or other forum against CUB relating to any withdrawn loan commitment, termination of a loan or potential borrower.

5.16.3 CUNB Disclosure Schedule 5.16.3 sets forth a listing, as of the most recently available date, by account, of: (i) all loans: (A) that are contractually past due 90 days or more in the payment of principal and/or interest; (B) that are on non-accrual status; (C) that, as of the Agreement Date, are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder; (D) which were required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; (E) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms; or (F) where a specific reserve allocation exists in connection therewith.

5.16.4 CUNB Disclosure Schedule 5.16.4 sets forth a listing, as of the most recently available date, by account, of all assets classified by CUB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.16.5 All loans receivable (including discounts) and accrued interest entered on the books of CUB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CUB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of CUB, the loans, discounts and the accrued interest reflected on the books of CUB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CUB free and clear of any liens.

5.16.6 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.16.7 CUB is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

5.16.8 To the Knowledge of CUB, each Loan included in a Pool originated, acquired or serviced by CUB meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of CUB, no Pools have been improperly certified, and CUB has not purchased any Loan out of a Pool without first obtaining all required approvals of the applicable investors.

5.16.9 Except as set forth on CUNB Disclosure Schedule 5.16.9, as of March 31, 2014, there are no third parties providing loan servicing to CUB. To the Knowledge of CUB, all Loans serviced by third parties for CUB have been serviced in accordance with all applicable Laws and regulations.

5.17	Securities Laws

All reports (including CUNB’s Annual Report to Shareholders for the fiscal year ended December 31, 2013), registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to the Agreement Date (each a “CUNB Securities Document”) with an applicable Government Entity, as of the date to be filed: (i) will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any CUNB Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CUNB as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such CUNB Securities Document (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of CUNB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

5.18	Related Party Transactions

CUNB Disclosure Schedule 5.18 sets forth, as of March 31, 2014, a schedule of all transactions, including any loan or other credit accommodation, with any Affiliate of CUNB. All such transactions: (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. There has been no default on, or forgiveness or waiver of, in whole or in part, restructuring, modification, or extension of any loan or credit accommodation to any Affiliate of CUNB during the three year period prior to the Agreement Date. CUNB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CUNB is inappropriate.

5.19	Deposits

CUNB Disclosure Schedule 5.19 sets forth all Deposits of CUB that are Brokered Deposits and/or Deposits solicited and generated via the internet. Except as set forth in CUNB Disclosure Schedule 5.19, none of the Deposits of CUB is a Brokered Deposit or an internet Deposit. All Deposit accounts, including any Deposit accounts subject to any sweep agreements, have been maintained in accordance with all applicable Laws and the terms of any agreements with such depositor, including but not limited as to custodial and margin requirements and bond holdings.

5.20	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of common stock of CUNB is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of CUNB to the contrary. There are no other classes of stock of CUNB which are entitled to vote to approve this Agreement and the Merger.

5.21	Risk Management Instruments

Except as set forth in CUNB Disclosure Schedule 5.21, neither CUNB nor CUB is a party to nor has it agreed to enter into a Derivatives Contract or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of CUNB and/or CUB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. CUNB and CUB have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.22	Fairness Opinion

CUNB has received a written opinion from Sandler to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the Agreement Date, the Merger Consideration to be paid by CUNB pursuant to this Agreement is fair to CUNB from a financial point of view. Such opinion has not been amended or rescinded as of the Agreement Date.

5.23	Investment Securities and BOLI.

5.23.1 CUNB has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CUNB. Such securities are valued on the books of CUNB in accordance with GAAP in all material respects.

5.23.2 CUNB employs investment, securities, risk management and other policies that CUNB believes are prudent and reasonable in the context of such businesses. Prior to the Agreement Date, CUNB has made available to CUNB such policies and procedures and the material terms of such practices.

5.23.3 CUNB Disclosure Schedule 5.23 sets forth a true, correct and complete description of all BOLI owned by CUNB, including the cash surrender value of the BOLI. CUNB has taken all actions necessary to comply in all material respects with applicable law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet for March 31, 2014. Except as set forth on CUNB Disclosure Schedule 5.23 other than CUNB, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under CUNB BOLI. CUNB has no outstanding borrowings secured in whole or part by its BOLI.

5.24	Intellectual Property

CUNB owns or, to the Knowledge of CUNB, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all Intellectual Property used or held for use in its business as currently being conducted as of the date hereof, each without payment and CUNB has not received any notice of conflict with respect thereto that asserts the rights of others. CUNB has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which CUNB is a party relating to any of the foregoing. To the Knowledge of CUNB, the conduct of the business of CUNB as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

5.25	Labor Matters

CUNB is in compliance in all material respects with all applicable federal and California or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hour, and (i) has not and is not engaged in any unfair labor practice as determined by the NLRB with respect to any employee within the NLRB’s jurisdiction; (ii) no unfair labor practice charge or complaint against CUNB is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of CUNB threatened against or involving CUNB; (iv) to the Knowledge of CUNB no representation question exists respecting the employees of CUNB; (v) no collective bargaining agreement is currently being negotiated by CUNB is not and has not been a party to a collective bargaining agreement; (vi) CUNB is not experiencing and has not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of CUNB currently threatened; (viii) CUNB has no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against it; (ix) CUNB has no wage and hour claim or investigation pending before or by any Governmental Entity, and to the Knowledge of CUNB no such claim or investigation has been threatened;

(x) CUNB has not had any occupation health and safety claims against it; (xi) CUNB is in compliance in all material respects with the terms and provisions of the Immigrations Laws and (xii) there has been no “mass layoff” or “plant closing” by CUNB as defined in WARN or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. CUNB has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to the Knowledge of CUNB is any such proceeding pending or threatened.

5.26	Accurate Disclosure

5.26.1 None of the information supplied or to be supplied by CUNB for inclusion in the Merger Registration Statement or the Proxy Statement-Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of FENB and at the meeting of shareholders of CUNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of FENB or the FENB Shareholders Meeting or with respect to the solicitation of any proxy of CUNB or the CUNB Shareholders Meeting.

5.26.2 CUNB and CUB each agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of CUNB or CUB will fairly present the financial position of CUNB or CUB and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, CUNB and CUB each makes no representation or warranty with respect to any information supplied by FENB.

5.27	Disclaimer of Other Representations and Warranties

Except for the express representations and warranties stated above, neither CUNB nor CUB make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE VI

COVENANTS OF FENB

6.1	Conduct of Business

6.1.1 Affirmative Covenants. During the period from the Agreement Date to the Effective Time, except as expressly provided in this Agreement or with the prior written consent of CUNB and CUB, which consent shall not be unreasonably withheld, FENB will:

(i) operate its businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(ii) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(v) maintain its rights and franchises; and voluntarily take no action which would (A) result in FENB incurring material losses; (B) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (C) adversely affect its ability to perform its covenants and agreements under this Agreement;

(vi) maintain FENB’s ALLL substantially in accordance with past practices and methodology and GAAP (providing however, that any changes in practices or methodology shall be attributable to accounting or GAAP changes, or changes required by its Bank Regulators, only);

(vii) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable Law or regulation, or as directed by its Bank Regulators;

(viii) give notice to and consult with CUNB prior to hiring any employees or independent contractors whose positions and compensation were not included in FENB’s 2014 budget as previously provided to CUNB;

(ix) give notice to and consult with CUNB before acquiring any security or investment for the FENB investment portfolio other than in the ordinary course of business and consistent with past practice;

(x) substantially comply with and perform all material obligations and duties imposed upon it by Law imposed by any Governmental Entity applicable to its business;

(xi) timely make all Regulatory Filings and any other filings required to be filed with any applicable Bank Regulator or Governmental Entity and will comply in all material respects with all of the applicable Laws or rules enforced or promulgated by any Bank Regulator or Governmental Entity with which it any Regulatory Filing or any other filings will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FENB will fairly present the financial position of FENB and will be prepared in accordance with GAAP consistently applied during the periods involved or, to the extent then required, the applicable accounting procedures required by any Bank Regulator or Governmental Entity with which such Regulatory Filing or other filing will be filed;

(xii) give notice to all holders of FENB Options, other than FENB Founder Options, by not later than thirty (30) days prior to the Effective Time, that such FENB Options shall, unless exercised prior to the Effective Time, be deemed to be FENB Continuing Options and, therefore, shall be converted into Replacement Options of CUNB granted by CUNB under the CUNB Compensation and Benefit Plans with terms and conditions that are substantially the same to the FENB Continuing Option, including, without limitation, the same expiration dates as provided in the respective Option Grant Agreement; except that that such Replacement Options shall: (A) be for that number of shares of CUNB Common Stock equal to the product of (I) the number of shares of FENB Common Stock subject to such FENB Continuing Option and (II) the Exchange Ratio rounded down to the closest whole number of shares; and the exercise price per share shall be equal to (Y) the option exercise price per share of the FENB Continuing Option divided by (Z) the Exchange Ratio rounded up to the next whole cent; and (B) to the extent such FENB Option did not qualify as an “Incentive Stock Option” pursuant to Section 422 of the Code, expire and no longer be exercisable as of the expiration date of the FENB Continuing Option notwithstanding a cessation of affiliation of the holder thereof other than for “cause” as determined in accordance with the terms of the applicable CUNB Compensation and Benefit Plan (subject to change as described in and authorized by Section 3.4.2);

(xiii) upon request of CUNB, at least 30 Business Days prior to the Effective Time make disclosures to all holders of FENB Continuing Options and Founders

Options confirming the treatment of the options and obtain written acknowledgement from each holder of FENB Continuing Options of receipt of the disclosures and shall provide a copy of each such acknowledgment to CUNB at least five (5) Business Days prior to the Effective Time; and

(xiv) timely take all actions and receive all required consents of any third parties, any Bank Regulator or other Governmental Entity necessary to terminate the FENB Compensation and Benefit Plans as so specified by CUNB and any 401(k) Plan to be effective as of the Effective Time or such other time as may be required pursuant to the terms of such plan, any applicable Law or regulations of any Governmental Entity applicable thereto, but in no event later than the Effective Time.

6.1.2 Negative Covenants of FENB. Except as specified on FENB Disclosure Schedule Section 6.1.2. FENB agrees that from the Agreement Date to the Effective Time, except as otherwise specifically permitted or required by this Agreement and set forth in FENB Disclosure Schedule 6.1.2, or with the prior written consent of CUNB and CUB which will not be unreasonably withheld, it will not:

(i) change or waive any provision of the Articles of Incorporation or bylaws of FENB, except as required by Law, or appoint any new director to the board of directors, except to replace any vacant director position(s), provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the FENB Voting Agreement and the FENB Non-Solicitation Agreement;

(ii) change the number of authorized or issued shares of its capital stock, issue any shares of FENB Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FENB Compensation and Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) FENB may issue shares of FENB Common Stock upon the valid exercise, in accordance with the information set forth in FENB Disclosure Schedule 4.3.1, of presently outstanding FENB Options issued under the FENB Compensation and Benefit Plans; and (B) pay regular dividends in respect of the FENB Preferred Stock;

(iii) terminate any outstanding stock options with the exception of options expiring by their own terms;

(iv) enter into or amend in any material respect any contract or agreement providing for annual payments in excess of $25,000 (including without limitation any settlement agreement with respect to litigation);

(v) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(vi) grant or agree to pay any bonus, retention, severance, change in control or termination to, any of its directors, officers or employees other than pursuant to commitments existing on the Agreement Date and set forth on FENB Disclosure Schedule 4.3.1 or 4.13.1 or arising in ordinary course of business consistent with past practice, or which in the aggregate are less than $50,000;

(vii) enter into, renew or amend any agreements which change the “employment at will” relationship or provide supplemental executive benefits or deferred compensation benefits as mutually approved by CUNB and FENB;

(viii) increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (A) as may be required pursuant to commitments existing on the Agreement Date and set forth on FENB Disclosure Schedules 4.3.1, 4.13.1 or 4.13.10; or (B) pay increases in the ordinary course of business consistent with past practice to employees in excess of 3% annually; or (C) as mutually agreed upon between CUNB and FENB which approval shall not be unreasonably withheld; provided however, that FENB shall only authorize and effectuate pay increases in 2014 not more frequently than one time per employee; and provided, further, that CUNB and FENB agree that FENB shall continue to accrue for 2014 year-end, together with any portion of the 2014 bonuses which have not been accrued prior to Closing, bonuses in the normal course of its business and such properly accrued bonuses will be paid out as part of FENB Transaction Expenses immediately prior to the Closing.

(ix) FENB shall not hire or promote any employee whose position and compensation were not included in FENB’s 2014 budget as previously provided to CUNB, provided that FENB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business; notwithstanding the provisions of this subparagraph, FENB may promote employees with the consent of CUNB which will not be unreasonably withheld;

(x) enter into or, except as may be required by Law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(xi) merge or consolidate FENB with any other corporation; sell or lease all or any substantial portion of the assets or business of FENB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FENB and any other person; enter into a purchase and assumption transaction with respect to Deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(xii) sell or otherwise dispose of the capital stock of FENB or sell or otherwise dispose of any asset of FENB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1;

(xiii) except for transactions with the Federal Reserve System or the FHLB, subject any asset of FENB to a lien, pledge, security interest or other encumbrance (other than in connection with Deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(xiv) intentionally take any action which would result in any of the representations and warranties of FENB set forth in this Agreement becoming untrue as of any date after the Agreement Date or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable Law;

(xv) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FENB;

(xvi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FENB is a party, other than in the ordinary course of business, consistent with past practice;

(xvii) other than in the ordinary course of business consistent with past practice make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person;

(xviii) (A) File or amend any material Tax Return except in the ordinary course of business; (B) settle or compromise any material Tax liability; (C) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by Law; (D) change any material method of Tax accounting or Tax accounting period, except as required by Law; (E) surrender any right to claim a refund of Taxes; (F) consent to any extension or waiver of the limitation period applicable to any Tax claim, investigation, audit, controversy or assessment; (G) enter into any “power of attorney” with respect to Taxes; or (H) take any action which would materially adversely affect the Tax position of FENB, or its successors after the Merger;

(xix) except as set forth on the FENB Disclosure Schedule 6.1.2, enter into, renew, extend or modify any other transaction (other than a Deposit transaction) with any Affiliate;

(xx) except in the ordinary course of business and in amounts and of types previously entered into and disclosed to CUNB, enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(xxi) incur any indebtedness for borrowed money (other than Deposits, Federal Funds borrowings and borrowings from the FHLB or otherwise in the ordinary and usual course consistent with FENB’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person except in immaterial amounts in the ordinary course of business and consistent with past practice;

(xxii) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

(xxiii) make any material change in policies in existence on the Agreement Date with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable Law or regulations or by a Bank Regulator;

(xxiv) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any FENB Compensation and Benefit Plan;

(xxv) except as set forth in FENB Disclosure Schedule 6.1.2, make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the Agreement Date and other than expenditures necessary to maintain existing assets in good repair;

(xxvi) except as set forth in FENB Disclosure Schedule 6.1.2, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxvii) acquire a participation interest in any new loan or, except where required for lending limit purposes, sell any participation interest in any loan without first offering CUNB and/or CUB an opportunity to purchase the participation interest subject to such proposed sale and receiving a written declination of such offer from CUNB and/or CUB, as applicable, with respect to such participation interest;

(xxviii) sell OREO properties for materially less than the value held on the books of FENB as of the Effective Date;

(xxix) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FENB of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the Agreement Date;

(xxx) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(xxxi) go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxxii) purchase or sell any mortgage loan or Small Business Administration loan servicing rights;

(xxxiii) borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of FENB or any of its subsidiaries except for liquidity and operational purposes;

(xxxiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CUNB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of CUNB (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of CUNB (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxxv) extend or allow an automatic extension of any contract in excess of twelve (12) months;

(xxxvi) enter into any additional deferred compensation agreements or arrangements;

(xxxvii) purchase or license any new or additional software with an original payment of more than $25,000 and/or an annual payment or license fee in excess of $25,000; or

(xxxviii) agree to do any of the foregoing.

6.2	Current Information

6.2.1 During the period from the Agreement Date to the Effective Time, FENB will cause one or more of its representatives to confer with representatives of CUNB and report the general status of its ongoing operations at such times as CUNB may reasonably request. FENB will promptly notify CUNB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by FENB, the threat of material litigation involving FENB. Without limiting the foregoing, senior officers of CUNB and FENB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of FENB, in accordance with applicable Law, and FENB shall give due consideration to CUNB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, CUNB shall under no circumstances be permitted to exercise control of FENB prior to the Effective Time.

6.2.2 FENB shall provide CUNB and CUB, within fifteen (15) Business Days of the end of each calendar month, a written a written report detailing each of the following:

(i) Past due loans;

(ii) Any changes to the risk grading of loans;

(iii) List of impaired loans and information relative to such loans;

(iv) New and renewed loans;

(v) Trial balance by risk code;

(vi) Detailed balance sheet and income statement along with detailed general ledger;

(vii) Personnel changes;

(viii) Monthly board package including detailed financial statements for FENB;

(ix) Loan committee packages;

(x) ALCO packages (for the month which precedes the month of the other reports);

(xi) Large Loan and Deposit Customers aggregated by household (for top 50 of each) and variances from prior month;

(xii) Allowance for Loan and Lease Loss Reports;

(xiii) External audit reports (including loan review and other reviews or examination);

(xiv) Problem loan reports and problem loan committee packages; and

(xv) Such other reports and information as CUNB may reasonably request.

6.2.3 FENB shall promptly inform CUNB upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FENB under any labor or employment Law.

6.3	Access to Properties and Records

6.3.1 Subject to Section 13.1 hereof, FENB shall permit CUNB and CUB reasonable access upon reasonable notice and during normal business hours to its properties and those of FENB, and shall disclose and make available to CUNB and CUB during normal business hours all books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of Board of Directors’ meetings reasonably requested by CUNB or CUB (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FENB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CUNB or CUB may have a reasonable interest; provided, however, that FENB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FENB shall provide and shall request its auditors to provide CUNB with such historical financial information regarding it (and related audit reports and consents) as CUNB may reasonably request. CUNB and CUB shall use commercially reasonable efforts to minimize any interference with FENB’s regular business operations during any such access to FENB’s property, books and records. CUNB’s and CUB’s examination of the records of FENB pursuant hereto, shall not constitute a waiver or relinquishment on the part of CUNB or CUB to rely upon the representations and warranties made by FENB herein or pursuant hereto; provided, that CUNB and CUB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by FENB hereunder incorrect in any respect.

6.3.2 Access to Operations. Not later than one hundred twenty (120) days prior to the Effective Time, FENB shall afford to CUNB and CUB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to FENB as may be reasonably requested by CUNB or CUB for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. CUNB and CUB shall give reasonable notice for access to FENB, and the date and time of such access will then be mutually agreed to by CUNB, CUB and FENB. CUNB and CUB’s access shall be conducted in a manner which does not unreasonably interfere with FENB’s normal operations, customers and employee relations and which does not interfere with the ability of FENB to consummate the transactions contemplated by this Agreement.

6.3.3 141R Review. FENB shall afford to CUNB and CUB and their authorized agents and representatives, reasonable access, during normal business hours and upon reasonable notice, to the operations, books, and other information relating to FENB for the purposes of conducting a review of Deposits, loans, securities and hedges to assist in fair value and core Deposit valuation pursuant to Financial Accounting Statement 141R and related merger accounting and valuation matters.

6.3.4 Access to Employees. Between the Agreement Date and the Effective Time, FENB shall give CUNB and CUB and their authorized representatives upon reasonable notice, reasonable access to all employees and the non-confidential portions of all personnel files of current employees of FENB, as permitted by Law, as CUNB or CUB may reasonably require for purposes of determining FENB employees whose employee will continue after the Effective Time and to make the other determinations regarding employee benefits pursuant to Article XII. Nothing in this Section 6.3.4 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than CUNB, CUB or FENB.

6.4	Financial and Other Statements

6.4.1 Promptly upon receipt thereof, FENB will furnish to CUNB copies of each annual, interim or special audit of the books of FENB made by its independent auditors and copies of all internal control reports submitted to FENB by such auditors in connection with each annual, interim or special audit of the books of FENB made by such auditors.

6.4.2 FENB will furnish to CUNB copies of all documents, statements and reports as it shall send to its shareholders, the DBO, the FDIC, the FRB, the FHLB or any other regulatory authority, except as legally prohibited thereby. Within ten (10) Business Days after the end of each month, FENB will deliver to CUNB a balance sheet and a statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3 FENB will advise CUNB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FENB.

6.4.4 With reasonable promptness, FENB will furnish to CUNB such additional financial data that FENB possess and as CUNB may reasonably request, including without limitation, detailed monthly financial statements and loan reports not otherwise required to be delivered pursuant to Section 6.4.

6.4.5 All of the foregoing documents provided by FENB to CUNB in accordance with this Section 6.4 shall be considered confidential and shall be subject to the provisions of Section 13.1 hereof.

6.5	Maintenance and Purchase of Insurance

FENB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business. Subject to the prior written consent of CUNB, FENB shall purchase the Tail Policy which provides for the Tail Coverage (as these terms are defined in Section 7.13).

6.6	Disclosure Supplements

From time to time prior to the Effective Time, FENB will promptly supplement or amend the FENB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the Agreement Date, would have been required to be set forth or described in such FENB Disclosure Schedule or which is necessary to correct any information in such FENB Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such FENB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.1(iii)(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

6.7	Consents and Approvals of Third Parties

FENB shall use all commercially reasonable efforts to obtain, as soon as practicable, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, including but not limited to obtaining consents of lessors for each of the FENB branches or facilities, in a form acceptable to CUNB.

6.8	All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, FENB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9	Failure to Fulfill Conditions

In the event that FENB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CUNB.

6.10	No Solicitation

6.10.1 FENB shall not, and shall not permit or authorize any of its Subsidiaries or Representatives of FENB or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing.

FENB shall, and shall cause each of the Subsidiaries and the Representatives of FENB and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

Notwithstanding the foregoing, if at any time following the Agreement Date and prior to obtaining FENB Shareholder Approval, (1) FENB receives a written Acquisition Proposal that the FENB Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.10.1, (3) the FENB Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the FENB Board determines in good faith (and based on the advice of outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the shareholders of FENB under applicable Law, then FENB may (x) furnish information with respect to FENB and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to FENB than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to CUNB or shall be provided to CUNB prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any negotiations, FENB shall have entered into a confidentiality agreement with such third party on terms no less favorable to FENB than the Confidentiality Agreement.

6.10.2 Neither the FENB Board nor any committee thereof shall: (i) effectuate an Adverse Recommendation Change; (ii) cause or permit FENB to enter into an Alternate Acquisition Agreement; or (iii) resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, in the event FENB receives an unsolicited bona fide Acquisition Proposal and the FENB Board concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the FENB Board shall nevertheless cause the FENB Shareholders Meeting to be held in accordance with Section 8.2.1 herein, but may, to the extent that the FENB Board concludes in good faith (and based on the advice of outside counsel) that failure to take such action would result in a violation of its fiduciary duties under applicable Law, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the Agreement Date may not be rescinded or amended) in which event the FENB Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that FENB may not submit this Agreement to its shareholders without recommendation unless (1) FENB promptly notifies CUNB in writing at least five (5) Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of such Superior Proposal shall require a new written notice by FENB and a new five (5) Business Day period) and (2) prior to the expiration of such five (5) Business Day period, CUNB does not make a proposal to adjust the terms and conditions of this Agreement that the FENB Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 11.3, that such action is no longer required by its fiduciary duties to the shareholders of FENB under applicable Law.

During the five (5) Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, FENB shall, and shall cause its financial and legal advisors to, negotiate with CUNB in good faith (to the extent CUNB seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by CUNB.

6.10.3 In addition to the obligations of FENB set forth in Section 6.10.1 and Section 6.10.2, FENB promptly, and in any event within 24 hours of receipt, shall advise CUNB in writing in the event FENB or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to FENB), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish CUNB with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). FENB shall keep CUNB informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, FENB shall promptly (and in any event within 24 hours) notify CUNB orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.10.1 or Section 6.10.2 and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

6.10.4 FENB agrees that any violation of the restrictions set forth in this Section 6.10 by any Representative of FENB or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of FENB or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by FENB.

6.10.5 FENB shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that (i) would restrict FENB’s ability to comply with any of the terms of this Section 6.10; or (ii) relates to any Acquisition Proposal that would materially impair FENB’s ability to consummate the transactions contemplated by this Agreement.

6.10.6 FENB shall not take any action to exempt any Person (other than CUNB, CUB and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

6.10.7 FENB agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

6.11	FENB Shareholder Recommendation.

Unless the FENB Board submits this Agreement to its shareholders without recommendation pursuant to Section 6.10.2, FENB, through the FENB Board, FENB shall (i) recommend to the FENB shareholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by CUNB or CUB. Without limiting the generality of the foregoing, FENB agrees that its obligations to convene and hold the FENB Shareholders Meeting as soon as practicable under Section 8.2 shall not be affected by the commencement, public proposal, public disclosure or communication to FENB or any other Person of any Acquisition Proposal. In any case in which the FENB Board, submits this Agreement to its shareholders without recommendation pursuant to Section 6.10.2, or anything else to the contrary in this Agreement (x) FENB shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (y) the Proxy Statement-Prospectus and any and all accompanying materials (including the proxy card, the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by FENB had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement-Prospectus stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable Law.

6.12	Reserves and Merger-Related Costs

6.12.1 FENB agrees to consult with CUNB with respect to the character, amount and timing of restructuring charges to be taken by FENB in connection with the transactions contemplated hereby and shall take such charges as CUNB shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until CUNB shall have irrevocably certified to FENB that all conditions set forth in Article IX to the obligation of CUNB to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.12.2 Each of FENB and CUNB acknowledge and agree that it is in the best interests of CUNB and FENB to properly incentivize certain employees of FENB, as mutually agreed to by FENB and CUNB, to remain employed with FENB in order to assist in the successful completion of the transactions contemplated by this Agreement and to continue to contribute meaningfully to the future success of Surviving Bank following the Closing, and that CUNB and FENB will cooperate, in good faith, to establish and offer such retention incentives to such employees of FENB in such amounts and on such terms and conditions as are mutually agreeable to CUNB and FENB (the “Retention Incentives”).

6.12.3 In addition, FENB shall establish accruals for Retention Incentives as well as severance and change in control benefits for terminated employees to the extent permissible under GAAP. If requested by CUNB or CUB, on the second Business Day immediately prior to the Effective Time, FENB shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of CUNB and CUB (as such practices and methods are to be applied to FENB from and after the Effective Time) and reflect CUNB and CUB’s plans with respect to the conduct of FENB’s business following the Merger and to provide for the costs and expenses relating to the consummation by FENB of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of FENB contained in the Agreement or constitute a Material Adverse Effect on the business (present or future), operations, or financial condition of FENB.

6.12.4 Transaction Expenses.

Based upon the final bills or estimates of such final bills, FENB shall have paid or accrued for (i) all severance benefits under any FENB employment agreement (including change of control payments) that will terminate as a result of the transactions contemplated herein that were in existence as of the Agreement Date as shown on FENB Disclosure Schedule 4.13.1; (ii) payments for Retention Incentives to employees approved by CUNB and CUB (as well as those otherwise allowed in this Agreement); (iii) all fees and expenses of all attorneys, accountants, auditors, consultants and investment bankers (collectively, the “Advisors”) of FENB for services rendered solely in connection with the transactions contemplated by this Agreement, including the fees and expenses to Davidson for the services provided by Davidson including the fee for the Fairness Opinion provided by Davidson in accordance with Sections 4.14 and 9.3.9 (inclusive of reasonable costs incurred or advanced by FENB’s Advisors); (iv) the cost of purchasing the Tail Coverage as provided for in Section 7.13.1; (v) any contract termination fees payable to vendors as to which CUNB has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate; (vi) fees for the conversion of FENB data processing systems to CUNB systems; and (vii) the costs of any application, printing, mailing or other fees related to the Merger, including but not limited to the cost of printing and mailing the Proxy Statement-Prospectus of the shareholders of FENB (collectively, the “FENB Transaction Expenses”) in full prior to the Effective Time, FENB shall update FENB Disclosure Schedule 4.28 to reflect such FENB Transaction Expenses and CUNB and CUB shall have received written evidence from FENB to such effect prior to the Effective Time

6.12.5 FENB shall cooperate with CUNB or CUB requests to obtain additional or updated appraisals on property securing loans of FENB as well as valuations of the FENB loan portfolio pursuant to Accounting Standards Codification Topic 805, Business Combinations, during the period from the Agreement Date to the Effective Time and shall pay such costs as may be incurred with regard thereto.

6.13	Customer Notices

On and after the later of the date of receipt of all required Regulatory Approvals (disregarding the statutory waiting periods) and the date of receipt of the requisite approval of the Agreement and of the transactions contemplated herein by the holders of CUNB Common Stock and holders of FENB Common Stock, FENB shall permit CUNB and CUB to provide one or more written notices (which may be joint notices from CUB and FENB) to customers of FENB describing the proposed Merger, the effect on customers, planned transition procedures, account disclosures and similar information. FENB shall have the right to review and approve the substance of any such communication, provided that FENB shall not unreasonably withhold, delay or condition its approval.

6.14	Tax Matters

6.14.1 Prior to the Closing Date (or at such other times as requested by counsel), FENB will cause to execute and deliver to Tax Counsel a representation letter (which will be used in connection with the Closing Tax Opinions contemplated by Sections 9.2.11(i) and 9.3.8(i)).

6.14.2 FENB will use good faith and cooperate with Tax Counsel with respect to the issuance of their Tax Opinions. FENB will use best efforts to ensure that: (a) the Merger qualifies as a Reorganization; (b) FENB Tax Counsel renders the Tax Opinions; and (c) to the extent permissible under Section 1.263-5 of the U.S. Treasury regulations, FENB’s expenses incurred in connection with the Merger are deducted for U.S. federal income tax purposes. FENB agrees that the failure of FENB Tax Counsel to render either Tax Opinion will constitute a breach of this Agreement by FENB, unless such failure is due solely to either (x) a change in U.S. federal income tax Law after the date of this Agreement, or (y) a failure by CUNB to deliver the CUNB Tax Certificate If there has been such a change in U.S. federal income tax law, FENB will negotiate in good faith amendments to the terms of this Agreement and/or the FENB Tax Certificate so that FENB Tax Counsel will deliver the Tax Opinions.

ARTICLE VII

COVENANTS OF CUNB AND CUB

7.1	Conduct of Business

7.1.1 Affirmative Covenants. During the period from the Agreement Date to the Effective Time, except as expressly provided in this Agreement or with the written consent of FENB, which consent will not be unreasonably withheld, CUNB and CUB will:

(i) operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(ii) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(iv) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(v) maintain their respective rights and franchises; and voluntarily take no action which would (A) result in CUNB or CUB incurring material losses; (B) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (C) adversely affect their ability to perform their covenants and agreements under this Agreement;

(vi) maintain CUB’s ALLL substantially in accordance with past practices and methodology and GAAP;

(vii) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable Law or regulation, or as directed by its regulators;

(viii) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business;

(ix) timely make all Regulatory Filings and any other filings required to be filed with any applicable Bank Regulator or Governmental Entity and will comply in all material respects with all of the applicable rules enforced or promulgated by any Bank Regulator or Governmental Entity with which it any Regulatory Filing or any other filings will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of CUNB and CUB will fairly present the financial position of CUNB and CUB and will be prepared in accordance with GAAP consistently applied during the periods involved or, to the extent then required, the applicable accounting procedures required by any Bank Regulator or Governmental Entity with which such Regulatory Filing or other filing will be filed;

(x) take all corporate action necessary to: (A) reserve for issuance a sufficient number of shares of CUNB Common Stock for delivery upon exercise of any Replacement Options exchanged for FENB Continuing Options pursuant to Section 3.4.2; (B) register with the SEC on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms) and to the extent then required, the shares of CUNB Common Stock issuable upon exercise of such Replacement Options; and (C) maintain the effectiveness of such registration statement for so long as any of such Replacement Options remain outstanding;

(xi) take all corporate action necessary to cause to be nominated for election to the CUNB Board at the next two annual meeting of the shareholders of CUNB, among others, the FENB Directors; and

(xii) take all corporate action necessary to: (A) authorize the CUNB Preferred Stock; and (B) authorize the issuance of the CUNB Preferred Stock to the United States Treasury in replacement of the FENB Preferred Stock, subject to and on the terms set forth in this Agreement.

7.1.2 Negative Covenants of CUNB and CUB. CUNB and CUB each agrees that from the Agreement Date to the Effective Time, except as otherwise specifically permitted or required by this Agreement and set forth in CUNB Disclosure Schedule 7.1.2 or with the prior written consent of FENB, which will not be unreasonably withheld neither of them will:

(i) change or waive any provision of the Articles of Incorporation or bylaws of CUNB and/or CUB, except as required by Law or this Agreement, or appoint any new director to the CUNB Board and/or CUB, except to replace any vacant director position(s) and except as may be required by this Agreement;

(ii) issue or commit to issue or repurchase any shares of CUNB Common Stock except that CUNB may (A) issue shares of CUNB Common Stock upon the valid exercise of outstanding CUNB Options issued under or issue or provide for the acceleration of vesting of stock rights awards under the CUNB Compensation and Benefit Plans; (B) reduce the shares issuable or otherwise accept shares of CUNB Common Stock that are issued in connection with the valid exercise of any CUNB Options issued under, and to the extent permitted by, the CUNB Compensation and Benefit Plans; (C) repurchase or redeem shares of CUNB Common Stock in connection with the vesting of restricted CUNB Common Stock issued under the CUNB Compensation and Benefit Plans to pay the Tax obligations arising as a result thereof; (D) pay dividends in respect of the capital stock of CUNB; (E) issue shares of its capital stock to the extent deemed necessary or reasonable by CUNB to consummate the Merger or any other transaction contemplated in this Agreement; (F) grant options to purchase CUNB Common Stock or other equity securities under any CUNB Compensation and Benefit Plans; and (G) grant restricted stock awards under any CUNB Compensation and Benefit Plans.

(iii) terminate any outstanding stock options with the exception of options expiring by their own terms;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) merge or consolidate CUNB or CUB with any other corporation; sell or lease all or any substantial portion of the assets or business of CUNB or CUB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CUNB or CUB and any other person; enter into a purchase and assumption transaction with respect to Deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(vi) sell or otherwise dispose of the capital stock of CUNB (except as may be permitted pursuant to Section 7.1.2(ii) or any other provision of this Agreement) or sell or otherwise dispose of any asset of CUNB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1; except for transactions with the Federal Reserve System or the FHLB, subject any asset of CUNB to a lien, pledge, security interest or other encumbrance (other than in connection with Deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vii) intentionally take any action which would result in any of the representations and warranties of CUNB or CUB set forth in this Agreement becoming untrue as of any date after the Agreement Date or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable Law;

(viii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date as to which CUNB may elect to adopt) or any Bank Regulator responsible for regulating CUNB or CUB;

(ix) issue any press release regarding the Merger other than in accordance with past practice or as may be required by Law, rule or regulations; or

(x) agree to do any of the foregoing.

7.2	Current Information

7.2.1 During the period from the Agreement Date to the Effective Time, CUNB and CUB will cause one or more of its representatives to confer with representatives of FENB and report the general status of its ongoing operations at such times as FENB may reasonably request. CUNB and CUB will promptly notify FENB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by CUNB or CUB, the threat of material litigation involving CUB. Without limiting the foregoing, senior officers of CUNB and CUB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of CUNB or CUB, in accordance with applicable Law.

7.2.2 CUNB and/or CUB shall provide FENB, within fifteen (15) Business Days of the end of each calendar quarter, a written a written report detailing each of the following:

(i) Past due loans;

(ii) Any changes to the risk grading of loans;

(iii) List of impaired loans and information relative to such loans;

(iv) New and renewed loans;

(v) Trial balance by risk code;

(vi) Detailed balance sheet and income statement along with detailed general ledger;

(vii) Personnel changes;

(viii) Quarterly board package including detailed financial statements for FENB;

(ix) Loan committee packages;

(x) ALCO packages (for the quarter which precedes the quarter of the other reports);

(xi) Large Loan and Deposit Customers aggregated by household (for top 50 of each) and variances from prior quarter;;

(xii) Allowance for Loan and Lease Loss Reports;

(xiii) External audit reports (including loan review and other reviews or examination);

(xiv) Problem loan reports and problem loan committee packages; and

(xv) Such other reports and information as CUNB may reasonably request.

7.2.3 CUNB and CUB shall promptly inform FENB upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CUNB and CUB under any labor or employment law.

7.3	Access to Properties and Records

Subject to Section 13.1 hereof, and applicable Laws relating to the exchange of information, CUNB and CUB shall permit FENB reasonable access upon reasonable notice and during normal business hours to its properties, and shall disclose and make available to FENB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of Board of Directors’ meetings reasonably requested by FENB (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CUNB or CUB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FENB may have a reasonable interest; provided, however, that CUNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FENB shall use commercially reasonable efforts to minimize any interference with CUNB or CUB’s regular business operations during any such access to CUNB or CUB’s property, books and records. FENB’s examination of the records of CUNB or CUB pursuant hereto, shall not constitute a waiver or relinquishment on the part of FENB to rely upon the representations and warranties made by CUNB and CUB herein or pursuant hereto; provided, that FENB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by CUNB and CUB hereunder incorrect in any respect.

7.4	Financial and Other Statements

7.4.1 Promptly upon receipt thereof, CUNB will furnish to FENB copies of each annual, interim or special audit of the books of CUNB made by its independent auditors and copies of all internal control reports submitted to CUNB by such auditors in connection with each annual, interim or special audit of the books of CUNB made by such auditors

7.4.2 CUNB will furnish to FENB copies of all documents, statements and reports as it shall send to its shareholders, the SEC, the FRB, the FDIC, the DBO or any other regulatory authority, except as legally prohibited thereby.

7.4.3 CUNB and CUB will advise FENB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CUNB or CUB.

7.4.4 With reasonable promptness, CUNB and CUB will furnish to FENB such additional financial data that CUNB or CUB possess and as FENB may reasonably request, including without limitation, detailed quarterly financial statements and loan reports not otherwise required to be delivered pursuant to this Section 7.4.

7.4.5 All of the foregoing documents provided by CUNB and/or CUB to FENB in accordance with this Section 7.4 shall be considered confidential and shall be subject to the provisions of Section 13.1 hereof.

7.5	Maintenance of Insurance

CUNB and CUB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.6	Disclosure Supplements

From time to time prior to the Effective Time, CUNB will promptly supplement or amend the CUNB Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the Agreement Date, would have been required to be set forth or described in such CUNB Disclosure Schedule or which is necessary to correct any information in such CUNB Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such CUNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.1(iv)(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

7.7	Consents and Approvals of Third Parties

CUNB and CUB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.8	All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, CUNB and CUB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the Merger.

7.9	Failure to Fulfill Conditions

In the event that CUNB or CUB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FENB.

7.10	Acquisition Proposals

7.10.1 CUNB and CUB will promptly, and in any event within 24 hours of receipt, shall advise FENB in writing in the event CUNB or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to CUNB), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish FENB with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). CUNB shall keep FENB informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, CUNB shall promptly (and in any event within 24 hours) notify FENB orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

7.10.2 CUNB agrees that any violation of the restrictions set forth in this Section 7.10 by any Representative of CUNB or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of CUNB or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by CUNB.

7.10.3 CUNB shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that (i) would restrict CUNB’s ability to comply with any of the terms of this Section 7.10, or (ii) relates to any Acquisition Proposal that would materially impair CUNB’s ability to consummate the transactions contemplated by this Agreement.

7.10.4 CUNB shall not take any action to exempt any Person (other than FENB) from the restrictions on “business combinations” or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

7.10.5 CUNB agrees that it shall not submit to the vote of its shareholders any Acquisition Proposal or propose to do so unless such Acquisition Proposal requires the completion of the Merger prior to completion of any other Acquisition Proposal respecting CUNB, and gives the FENB shareholders acquiring CUNB Common Stock in the Merger the same consideration in the Acquisition Proposal, if completed, at the same time such consideration is received by the other shareholders of CUNB.

7.10.6 CUNB and CUB shall not make any Adverse Recommendation Change to the extent not otherwise permitted by this Agreement.

7.11	Intentionally Deleted.

7.12	Nasdaq Listing

CUNB shall use its commercially reasonable efforts to list, if required, prior to the Effective Time, on the Nasdaq the shares of CUNB Common Stock to be issued to the holders of FENB Common Stock in the Merger and the shares of CUNB Common Stock to be issued upon the exercise of Replacement Options.

7.13	Directors and Officers Indemnification and Insurance

7.13.1 FENB shall purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage (the “Tail Coverage”) for a period of six (6) years from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time (the “Tail Policy”); provided, however, that the total cost of the premiums for such Tail Policy shall not exceed $250,000.

7.13.2 From and after the Effective Time, CUNB shall, and shall cause the Surviving Bank or any other entity resulting from the transactions contemplated by this Agreement and the several agreements referenced herein and appended hereto to: (i) maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Incorporation, and bylaws of FENB as in effect on the Agreement Date with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by Law or Governmental Entities; and (ii) provide the FENB Directors appointed to the CUNB Board of Directors as required by this Agreement with the same coverage under CUNB and/or CUB’s directors and officer’s liability insurance policies as is provided to CUNB and/or CUB’s directors serving on their respective Boards as of the Effective Time and for the period commencing at the Effective Time.

7.13.3 The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each director or officer of FENB and his or her heirs and representatives.

7.13.4 In the event that either CUNB or CUB, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CUNB or CUB, as applicable shall assume the obligations set forth in this Section 7.13.

7.14	Appointments to the CUNB Board of Directors.

CUNB shall take or caused to be taken all corporate actions to obtain all approvals necessary to amend its bylaws, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the CUNB Board of Directors at twelve (12) in order to accommodate the appointment of the FENB Directors to the CUNB Board of Directors in accordance with Section 2.4.1 hereof, such amendment to the bylaws and such appointment to the CUNB Board of Directors be effective as of the Effective Time.

7.15	Appointments to the CUB Board of Directors.

CUNB and CUB shall take or caused to be taken all corporate actions to obtain all approvals necessary to amend the bylaws of CUB, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the Board of Directors of the

Surviving Bank at thirteen (13) in order to accommodate the appointment of the FENB Directors to the Board of Directors of the Surviving Bank as required by Section 2.4.2 hereof, such amendment to the bylaws of CUB and such appointment to be effective as of the Effective Time.

7.16	Tax Matters.

7.16.1 Prior to the Closing Date (or at such other times as requested by counsel), CUNB will cause to execute and deliver to Tax Counsel a representation letter (which will be used in connection with the Closing Tax Opinions contemplated by Sections 9.2.11(i) and 9.3.8(i)).

7.16.2 CUNB will use good faith and cooperate with Tax Counsel with respect to the issuance of their Tax Opinions. CUNB will use best efforts to ensure that: (a) the Merger qualifies as a Reorganization; (b) CUNB Tax Counsel renders the Tax Opinions; and (c) to the extent permissible under Section 1.263-5 of the U.S. Treasury regulations, CUNB’s expenses incurred in connection with the Merger are deducted for U.S. federal income tax purposes. CUNB agrees that the failure of CUNB Tax Counsel to render either Tax Opinion will constitute a breach of this Agreement by CUNB, unless such failure is due solely to either (x) a change in U.S. federal income tax Law after the date of this Agreement, or (y) a failure by FENB to deliver the FENB Tax Certificate If there has been such a change in U.S. federal income tax law, CUNB will negotiate in good faith amendments to the terms of this Agreement and/or the CUNB Tax Certificate so that CUNB Tax Counsel will deliver the Tax Opinions.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1	Proxy Statement-Prospectus

8.1.1 For the purposes of (i) registering CUNB Common Stock to be offered to holders of FENB Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) holding the FENB Shareholders Meeting, and (iii) holding the CUNB Shareholders Meeting, CUNB shall draft and prepare, and FENB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the shareholders of FENB and CUNB, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). CUNB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. CUNB shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CUNB and FENB shall thereafter promptly mail the Proxy Statement-Prospectus to FENB’s shareholders and CUNB’s shareholders. CUNB shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FENB shall furnish all information concerning FENB, and the holders of FENB Common Stock as may be reasonably requested in connection with any such action.

8.1.2 FENB shall provide CUNB with any information concerning itself that CUNB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and CUNB shall notify FENB promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the Proxy Statement-Prospectus and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to FENB promptly copies of all correspondence between CUNB or any of their representatives and the SEC. CUNB shall give FENB and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give FENB and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator. Each of CUNB and FENB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC or any blue sky administrator and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of common stock entitled to vote at the FENB Shareholders Meeting and at the CUNB Shareholders Meeting at the earliest practicable time.

8.1.3 FENB and CUNB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FENB shall cooperate with CUNB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and CUNB shall file an amended Merger Registration Statement with the SEC and blue sky administrators, as applicable, which amended Merger Registration Statement shall be mailed to the holders of FENB Common Stock and CUNB Common Stock entitled to vote at the FENB Shareholders Meeting and the CUNB Shareholders Meeting, respectively, at the earliest practicable time.

8.2	Shareholders’ Meetings and Approvals.

8.2.1 FENB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders of FENB (the “FENB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FENB’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.10, have the FENB Board recommend approval of this Agreement and the Merger to the FENB shareholders in accordance with Section 6.10 (the “FENB Recommendation”).

8.2.2 FENB shall (i) as promptly as practicable after the Agreement Date, take all steps necessary to give notice to, and obtain the approval of the holder(s) of one hundred percent (100%) of the FENB Preferred Stock of this Agreement and the Merger including the issuance of the CUNB Preferred Stock in exchange therefor in accordance with Section 3.2 hereof, and (ii) subject to Section 6.10, have the FENB Board recommend approval of this Agreement and the Merger (the “FENB Preferred Recommendation”).

8.2.3 CUNB will (i) promptly as practical after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene, and hold a meeting of the shareholders of CUNB (the “CUNB Shareholders Meeting”), for the purpose of considering the Agreement and the Merger, and for such other purposes as may be, in CUNB’s reasonable judgment, necessary or desirable including, but not limited to, potentially approving an amendment to or adopting a new CUNB Compensation and Benefit Plan to provide for the Replacement Options or the issuance of additional equity awards and/or for performance based incentive compensation; and (ii) provide its written consent to CUNB, as the sole shareholder of CUB, ratifying CUB’s entry into this Agreement and the consummation of the transactions contemplated herein. The CUNB Board shall recommend approval of the Agreement and Merger to its shareholders and shall have made no Adverse Recommendation Change.

8.3	Regulatory Approvals

Each of CUNB, CUB and FENB will cooperate with the other and use all commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, applicable blue sky administrators, the Bank Regulators and any other third parties and Governmental Entities necessary to consummate the Merger as contemplated by this Agreement. CUNB, CUB, and FENB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of FENB, CUNB or CUB to any Bank Regulatory or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. The party responsible for filing any application or notice with any Bank Regulator relating to the transactions contemplated herein shall file such application and/or notice within forty-five (45) days of the Agreement Date, provided, however, that the obligation of such party to file within this forty-five (45) day period is subject to the other party’s timely compliance with its obligations under this Section 8.3. FENB shall have the right to review and approve in advance all characterizations of the information relating to FENB, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental or securities regulatory body. CUNB shall give FENB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give FENB and their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. CUNB shall have the right to review and approve in advance all characterizations of the information relating to CUNB, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental or securities regulatory body. FENB shall give CUNB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give CUNB and their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Shareholder Approval. The Shareholder Approvals shall have been obtained for this Agreement and the transactions contemplated hereby.

9.1.2 No Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Bank Regulators in bank merger transactions and other reasonable conditions as determined by CUNB, CUB or FENB in their sole and absolute discretion.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CUNB Common Stock in the Merger is subject to the blue sky laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.

9.2	Conditions to the Obligations of CUNB and CUB under this Agreement

The obligations of CUNB and CUB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.14 at or prior to the Closing Date:

9.2.1 Representations and Warranties. Each of the representations and warranties of FENB set forth in this Agreement shall be true and correct as of the Agreement Date and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on FENB. FENB shall have delivered to CUNB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FENB dated as of the Closing Date.

9.2.2 Agreements and Covenants. FENB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and CUNB shall have received a certificate signed on behalf of FENB by the Chief Executive Officer and Chief Financial Officer of FENB to such effect dated as of the Closing Date.

9.2.3 Permits, Authorizations, Etc. CUNB and CUB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4 Resignations. CUNB and CUB shall have received a written resignation from each of the directors of FENB, effective as of the Closing Date.

9.2.5 Officers’ Certificates. FENB shall have furnished CUNB and CUB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as CUNB or CUB may reasonably request.

9.2.6 Continuing Executives. Horton shall be the President of FENB and McGraa shall be the Chief Credit Officer of FENB at the Effective Time.

9.2.7 FENB Closing Shareholders’ Equity. As of the last day of the calendar month immediately prior to the Effective Time, the FENB Closing Shareholders’ Equity shall not be less than the FENB Minimum Capital.

9.2.8 Dissenters Rights. Dissenters’ rights shall not have been exercised and perfected by: (i) in excess of five percent (5%) of FENB’s outstanding shares of FENB Common Stock; (ii) in excess of five percent (5%) of CUNB’s outstanding shares of CUNB Common Stock; and (iii) any holder of FENB Preferred Stock outstanding.

9.2.9 Termination of Employment Agreements.

(i) Effective as of the Effective Time, Black shall enter into, execute, and deliver to CUNB and FENB the “waiver and release agreement” required under his employment contract with FENB, which agreement shall not have been revoked, rescinded or amended without CUNB’s and CUB’s prior written approval, in their sole discretion;

(ii) Effective as of the Effective Time, Nicholson shall enter into, execute, and deliver to CUNB and FENB the “waiver and release agreement” required under his employment contract with FENB, which agreement shall not have been revoked, rescinded or amended without CUNB’s and CUB’s prior written approval, in their sole discretion; and

(iii) The agreements referred to above may be entered into sufficiently in advance of the Effective Time for all time periods for revocation as permitted by Law or agreement to have passed prior to the Effective Time.

9.2.10 Non-Solicitation Agreements. CUNB and CUB shall have received an executed copy of the FENB Non-Solicitation Agreement from each member of the FENB Board as of the Agreement Date and anyone added to the FENB Board after the Agreement Date which agreement shall not have been revoked, rescinded or amended without CUNB’s and CUB’s prior written approval, in their sole discretion, provided, however, the agreement of Black not to solicit the employees or customers shall be for a period of one (1) year from and after the Effective Time, provided that Black has entered into a consulting agreement, as of the Agreement Date, with CUB in such form as is mutually agreeable to Black and CUB.

9.2.11 Tax Matters.

(i) CUNB will have received a Closing Tax Opinion from CUNB Tax Counsel. In rendering the Closing Tax Opinion, CUNB Tax Counsel may require and rely upon the Tax Certificates. If CUNB Tax Counsel will not render the Closing Tax Opinion, FENB Tax Counsel may render the Closing Tax Opinion;

(ii) FENB Tax Counsel will have issued a Merger Registration Statement Tax Opinion;

(iii) FENB will have delivered, no more than 30 days prior to the Closing Date, a duly executed certificate (the “FIRPTA Certificate”), in such form and in substance as reasonably determined by CUNB, stating that FENB is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with U.S. Treasury regulations promulgated under Sections 897 and 1445 of the Code; and

(iv) All Tax Agreements involving FENB shall have been terminated and the FENB shall not be bound thereby or have any liability thereunder.

9.2.12 Changes in Control Payments. FENB shall have accrued the amounts and expenses to be made under its employment agreements and change in control agreements, and such payments will, to the extent permissible under applicable law, be made concurrently with the Effective Time.

9.2.13 Replacement Options. FENB shall have provided a disclosure and notice to each holder of a Continuing FENB Option as to the Replacement Options and the terms thereof and notified them of their right to exercise prior to the Effective Time in accordance with Section 6.1.1(xii) hereof.

9.2.14 Closing Financial Statements.

At least five (5) Business Days prior to the Effective Time, FENB shall provide CUNB with FENB’s financial statements presenting the financial condition of FENB as of the close of business on the last day of the month ended prior to the Effective Time and its results of operations for the period from January 1, 2014 through the close of business on the last day of the last month ended prior to the Effective Time (which shall be prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements) and shall be accompanied by a certificate of FENB’s Chief Financial Officer dated as of the Effective Time that such financial statements continue to reflect accurately as of the date of the certificate, the financial condition of FENB in all material respects and that such financial statements reflect accruals for all fees and expenses incurred or expected to be incurred in connection with the transactions contemplated in this Agreement.

9.2.15 SBLF.

FENB shall have filed all such notices, applications and certifications as are appropriate and required by the U.S. Treasury including, without limitation, all certifications relating to compensation for all periods up to and including the Effective Time which are required to be provided pursuant to the Small Business Lending Fund established by the Small Business Jobs Act of 2010 (the “SBLF”) and the implementing U.S. Treasury regulations and guidance promulgated thereunder, and given the FENB Preferred Recommendation, and FENB shall have obtained all necessary approvals by the U.S. Treasury to issue the CUNB Preferred Stock in exchange for the entire outstanding amount of the FENB Preferred Stock investment from the U.S. Treasury in accordance with Section 3.3.

9.3	Conditions to the Obligations of FENB under this Agreement

The obligations of FENB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.11 at or prior to the Closing Date:

9.3.1 Representations and Warranties. Each of the representations and warranties of CUNB and CUB set forth in this Agreement shall be true and correct as of the Agreement Date and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on CUNB and CUB. CUNB and CUB shall have delivered to FENB and FENB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CUNB and CUB, respectively dated as of the Closing Date.

9.3.2 Agreements and Covenants. CUNB and CUB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and FENB shall have received a certificate signed on behalf of CUNB and CUB by the Chief Executive Officer and Chief Financial Officer of CUNB and CUB respectively, to such effect dated as of the Closing Date.

9.3.3 Permits, Authorizations, Etc. FENB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4 Payment of Stock Consideration. CUNB shall have delivered the Stock Consideration to the Exchange Agent and the Exchange Agent shall have provided FENB with a certificate evidencing such delivery.

9.3.5 Officers’ Certificate. CUNB and CUB shall have furnished FENB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as FENB may reasonably request.

9.3.6 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of FENB and CUNB.

9.3.7 Appointment of FENB Directors to the Board of Directors. CUNB and CUB shall have offered to appoint the FENB Directors to serve on their respective boards of directors effective immediately after the Effective Time.

9.3.8 Tax Matters.

(i) FENB will have received a Closing Tax Opinion from FENB Tax Counsel. In rendering the Closing Tax Opinion, FENB Tax Counsel may require and rely upon the Tax Certificates. If FENB Tax Counsel will not render the Closing Tax Opinion, CUNB Tax Counsel may render the Closing Tax Opinion; and

(ii) CUNB Tax Counsel will have issued a Merger Registration Statement Tax Opinion.

9.3.9 Fairness Opinion. If required by the parties, the Fairness Opinion of Davidson shall have been either reissued or updated as of the date the Proxy Statement/Prospectus is mailed to shareholders of FENB for consideration of the Agreement and the Merger.

9.3.10 CUNB Directors. CUNB shall have taken or caused to be taken all corporate actions and shall have obtained all approvals necessary to amend its bylaws, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the CUNB Board of Directors at twelve (12) in order to accommodate the appointment of the FENB Directors to the CUNB Board of Directors in accordance with Section 2.4.1 hereof, such appointment to be effective as of the Effective Time.

9.3.11 Directors of Surviving Bank. CUNB and CUB shall have taken or caused to be taken all corporate actions and shall have obtained all approvals necessary to amend the bylaws of CUB, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the Board of Directors of the Surviving Bank at thirteen (13) in order to accommodate the appointment of the FENB Directors to the Board of Directors of the Surviving Bank as required by Section 2.4.2 hereof, such appointment to be effective as of the Effective Time

ARTICLE X

THE CLOSING

10.1	Time and Place

Subject to the provisions of Articles IX and XI hereof, the Closing of the Merger shall take place at the offices of Horgan, Rosen, Beckham & Coren, L.L.P., 23975 Park Sorrento, Suite 200, Calabasas, CA 91302, at 10:00 a.m., or at such other place or time as the parties hereto shall mutually agree.

10.2	Deliveries at the Closing

At the Closing there shall be delivered to CUNB, CUB and FENB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, CUNB shall have delivered the Stock Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1	Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Shareholder Approvals have been obtained (with any termination by CUNB also being an effective termination by CUB):

(i)	by mutual written consent of CUNB and FENB;

(ii)	by either CUNB or FENB if:

(A) if the Merger shall not have been consummated on or March 31, 2015 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1(ii)(A) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date; or

(B) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.1(ii)(B) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Sections 6.8 and 7.8, as applicable; or

(C) if Shareholder Approvals shall not have been obtained in accordance with Section 9.1.1; or

(D) if CUNB or any of its Affiliates or FENB or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Entity that it will not grant such Regulatory Approval without imposing a restriction, requirement or condition having an effect of the type referred to in Section 9.1.3.

(iii)	by CUNB:

(A) if FENB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.10.1, 6.10.2 or 6.11 as to which Section 11.1(iii)(B) will apply), or if any representation or warranty of FENB shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (1) would result in the failure of any of the conditions set forth in Section 9.1 or 9.2 and (2) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the giving of written notice to FENB of such breach or failure; provided, that CUNB shall not have the right to terminate this Agreement pursuant to this Section 11.1(iii)(A) if CUNB or CUB is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(B) if (1) FENB submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 6.11; (2) FENB or the FENB Board (or any committee thereof) shall approve or recommend, or cause or permit FENB to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal; (3) FENB fails publicly to reaffirm its recommendation of the Merger within five (5) Business Days after a request at any time to do so by CUNB, or within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to FENB’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal); (4) FENB shall have breached any of its obligations under Section 6.10.1, 6.10.2 or 6.11; or (5) FENB or the FENB Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

(iv)	by FENB:

(A) if CUNB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Sections 7.10.3, 7.10.4, 7.10.5 or 7.10.6 as to which Section 11.1(iv)(B) will apply), or if any representation or warranty of CUNB shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (1) would result in the failure of any of the conditions set forth in Section 9.1 or 9.3 and (2) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the giving of written notice to CUNB of such breach or failure; provided, that CUNB shall not have the right to terminate this Agreement pursuant to this Section 11.1(iv)(A) if FENB is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(B) if CUNB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in Sections 7.10.3, 7.10.4, 7.10.5 or 7.10.6 hereof.

The party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(i)) shall give notice of such termination to the other party.

11.2	Effect of Termination.

In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CUNB, CUB or FENB, except that the provisions of Section 4.14 and Section 5.10 (Brokers), Article XIII (Miscellaneous) and Article XIV (Interpretation) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

11.3	Fees and Expenses.

11.3.1 Except as otherwise provided in this Section 11.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

11.3.2 In the event that this Agreement is terminated: (A) by CUNB pursuant to Section 11.1(iii)(B); or (B) by either CUNB or FENB pursuant to Section 11.1(ii)(C) by reason of the failure to obtain the FENB Shareholder Approval following FENB taking any action that constitutes an Adverse Recommendation Change and within twelve (12) months after the date of such termination, FENB enters into an agreement in respect of any Acquisition Proposal; then, FENB shall pay to CUNB a termination fee of Four Million Dollars ($4,000,000) (the “CUNB Termination Fee”) plus any Party Expenses (as hereinafter defined) of CUNB. Payment of the CUNB Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by CUNB as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by CUNB pursuant to Section 11.3.2(A) or in the case of termination by FENB pursuant to Section 11.3.2(B). The payment by FENB and the acceptance by CUNB of the CUNB Termination Fee and any Party Expenses of CUNB pursuant to this Section 11.3.2 shall be the sole and exclusive remedy of CUNB with a respect to the termination of this Agreement by CUNB pursuant to Section 11.1(iii)(B) or by either CUNB or FENB pursuant to Section 11.1(ii)(C) by reason of the failure to obtain the FENB Shareholder Approval as specified in Section 11.3.2(B).

11.3.3 In the event that this Agreement is terminated by FENB pursuant to Section 11.1(iv)(B), then CUNB shall pay to FENB a termination fee of One Million Dollars ($1,000,000) (the “FENB Termination Fee”) plus any Party Expenses of FENB. Payment of the FENB Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by FENB as promptly as reasonably practicable after termination by FENB. The payment by CUNB and the acceptance by FENB of the FENB Termination Fee and any Party Expenses of FENB pursuant to this Section 11.3.3 shall be the sole and exclusive remedy of FENB with a respect to the termination of this Agreement by FENB pursuant to Section 11.1(iv)(B), provided, however, that in lieu of the termination of this Agreement by FENB pursuant to Section 11.1.(iv)(A) or (B), FENB may elect not to terminate this Agreement and to exercise its rights under Section 11.3.6 below, in which event, FENB Shall not be entitled to the FENB Termination Fee or any Party Expenses.

11.3.4 In the event that this Agreement is terminated by CUNB pursuant to Section 11.1(iii)(A) or by FENB pursuant to Section 11.1(iv)(A), then the breaching party shall reimburse the non-breaching party all of its reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the non-breaching party) incurred by the non-breaching party or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Party Expenses”), up to a maximum amount of One Million Dollars ($1,000,000). Payment of the Party Expenses shall be made by wire transfer of same day funds to the account or accounts designated by the non-breaching party entitled to payment of the Party Expenses within two (2) Business Days after the breaching party having been notified of the amount thereof by the non-breaching party.

11.3.5 Each of FENB and CUNB acknowledges that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FENB, CUNB and CUB would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 11.3, and, in order to obtain such payment, the party to which any amount under this Section 11.3 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 11.3, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 11.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

11.3.6 The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, except as otherwise set forth in Section 11.3.3, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court as provided in Section 13.11, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

11.4	Amendment or Supplement.

This Agreement may be amended, modified or supplemented in writing by the parties at any time prior to the Effective Time, whether before or after the FENB Shareholder Approval has been obtained; provided, however, that after the FENB Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of FENB without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

11.5	Extension of Time; Waiver.

At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the FENB Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of FENB without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE XII

EMPLOYEE BENEFITS

12.1	Benefit Plans.

12.1.1 At the Effective Time, FENB shall terminate, any and all 401(k) Plans FENB maintains and any other FENB Compensation and Benefit Plans that CUNB may specify. Prior to the Effective Time, FENB shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans FENB maintains.

12.1.2 FENB agrees that as of and following the Effective Time, the employees of FENB as of the Effective Time who continue to be employed by CUNB and/or CUB after the Effective Time or who are offered and who accept employment with CUNB and/or CUB (collectively, the “Former FENB Employees”) shall be eligible to participate in CUNB’s or CUB’s employee benefit plans in which the similarly situated employees of CUNB or CUB participate, to the same extent as such similarly situated employees of CUNB or CUB participate.

12.1.3 With respect to each CUNB Compensation and Benefit Plan, CUNB and CUB agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with FENB shall be treated as service with CUNB or with CUB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of a CUNB Compensation and Benefit Plan, CUB shall cause such CUNB Compensation and Benefit Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous FENB Compensation and Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former FENB Employee on or after the Effective Time to the extent such Former FENB Employee had satisfied any similar limitation or requirement under an analogous FENB Compensation and Benefit Plan prior to the

Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CUNB or CUNB Compensation and Benefit Plan; provided, however, if any Former FENB Employee is denied or delayed coverage CUNB or CUB shall pay (subject to employee contribution requirements) for such Former FENB Employee’s COBRA coverage.

12.2 Future Employment. Except as otherwise provided in this Agreement, CUNB and/or CUB shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of FENB immediately before the Effective Time. FENB will provide CUNB and CUB with information regarding such persons’ current employment arrangements with FENB and will otherwise assist CUNB and CUB in making such offers.

ARTICLE XIII

MISCELLANEOUS

13.1	Confidentiality

Having obtained the consent of Davidson and Sandler, CUNB, CUB, and FENB agree that the Confidentiality Agreement dated February 5, 2014 (the “Confidentiality Agreement”) previously executed by the parties hereto and Davidson, is hereby terminated in its entirety. In place thereof, CUNB, CUB and FENB agree as follows:

(i) CUNB and CUB on the one hand and FENB on the other hand, in connection with entering into this Agreement and effectuating the transactions contemplated hereby each have made and will make available (the “Disclosing Party”) to the other party (the “Receiving Party”) “Confidential Information” (as defined below) regarding the Disclosing Party which the Disclosing Party desires to maintain as confidential and to have the Receiving Party refrain from using and taking certain other actions.

(ii) The Receiving Party will not use, or permit the use of, any portion of the Confidential Information for any purpose except for the purpose of carrying out the transaction contemplated by the Agreement.

(iii) The Receiving Party acknowledges the confidential nature and competitive value of the Confidential Information and agrees to receive, hold and treat all Confidential Information with the same degree of care and safeguard the confidentiality of the Confidential Information to the same extent, as Receiving Party would exercise with respect to Receiving Party’s own highly confidential and non-public information. Receiving Party’s will not disclose any portion of the Confidential Information to any person or entity except to Receiving Party’s officers, directors, agents and representatives who have a need to know such information for the purpose of carrying out the transactions contemplated by this Agreement (such persons are hereinafter collectively referred to as (“Recipients”) and who must be required by Receiving Party prior to being provided with the Confidential Information, to agree to be bound by the terms of this Agreement to the same extent as if they were parties hereto.

Receiving Party acknowledges its responsibility to ensure that the Recipients who are given access to the Confidential Information on Receiving Party’s behalf will conduct their activities in accordance with the terms of this Agreement and further acknowledge that Receiving Party will be liable for any breach of this Agreement caused by such Recipients.

(iv) The Receiving Party understands and acknowledges that any disclosure or misappropriations of any of the Confidential Information in violation of this Agreement may cause the Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and thereafter agrees the Disclosing Party shall have the right to apply to a court of competent jurisdiction for an order restricting any such further disclosures or misappropriation and for such relief as Disclosing Party shall deem appropriate. Such right of the Disclosing Party shall be in addition to the remedies otherwise available to the Disclosing Party at law or in equity.

Notwithstanding the foregoing, the event that Receiving Party’s legal counsel determines in writing that Receiving Party or Receiving Party’s Recipients are required by Law, rule, regulation or administrative or judicial process to disclose any portion of the Confidential Information (the “Required Disclosure”), then Receiving Party shall promptly notify in writing Disclosing Party of such Required Disclosure, and provide a copy of the written determination of Receiving Party’s legal counsel, so that Disclosing Party may seek to obtain a protective order or other appropriate remedy preventing such Required Disclosure. If, within a reasonable period of time after Disclosing Party has received written notice from Receiving Party of such Required Disclosure, Disclosing Party has obtained a protective order or other appropriate remedy and Disclosing Party has not waived Receiving Party’s Recipients’ requirements to comply with the non-disclosure provisions hereof with respect to the Required Disclosure, then Receiving Party or Receiving Party’s Recipients may disclose that portion, and only that portion, of the Confidential Information that is required to be disclosed based on the written advice of Receiving Party’s legal counsel. Receiving Party further agrees to use Receiving Party’s best efforts to obtain reasonable assurances that confidential treatment will be accorded to any portion of the Confidential Information that Receiving Party or Receiving Party’s Recipients disclose pursuant to a Required Disclosure.

(v) The Receiving Party will not make any copies of the Confidential Information, except as necessary to assist Receiving Party in Receiving Party’s effecting the transaction contemplated by this Agreement. Promptly upon termination of this Agreement on the merger or upon the written request of Disclosing Party, whichever shall first occur, Receiving Party shall either destroy or return to Disclosing Party all copies of the Confidential Information provided to Receiving Party or Receiving Party’s Recipients, and any documents, memoranda, notes, analyses, abstracts, computer generated documents and other writings whatsoever prepared by Receiving Party or any Receiving Party’s Recipient based on the Confidential Information. At the request of Disclosing Party, Receiving Party shall certify in writing that the Confidential Information has been destroyed or returned in accordance with the provisions hereof.

(vi) For a period of two (2) years from the Agreement Date, the Receiving Party will not, without the prior written consent of the Disclosing Party’s Board of Directors:

(a) directly or indirectly initiate contact with or otherwise solicit any current officer or employee of Disclosing Party or its Affiliate(s) for the purpose of hiring such officer or employee, except that this prohibition shall not apply to (i) general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals, or (ii) contacts initiated by such officer or employee without prior contact from the Receiving Party or its representatives:

(b) (I) solicit any “Customer” (as defined below) of Disclosing Party for purposes of offering such Customer services or products that compete, directly or indirectly, with the products or services being offered by the Receiving Party, that were offered by Disclosing Party during the preceding six (6) months or that Receiving Party has been informed of such intended offering through the Confidential Information), (II) interfere with any relationship that Disclosing Party has with any Customer or cause any Customer to terminate any agreement with the Disclosing Party, except that (ii) (a) and (b) will not apply to general advertisements that are placed in general publications, trade journals or media that are not directed specifically to one or more Customers;

(c) form, join or in any way participate in a “group” (as defined in the Exchange Act) or otherwise participate in any effort, directly or indirectly, for purposes of doing any of the foregoing.

(vii) “Confidential Information” includes all non-public information of any kind or character relating to or concerning Disclosing Party or its Affiliate(s) or associates, in any format, whether written or oral, including without limitation information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, minutes, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs and software; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; the identity of the Disclosing Party and its Affiliate and associates; and other confidential information that is known by the Receiving Party. The term “Confidential Information,” however, does not include (i) information that is or has become available from a third party who was not previously an employee, agent or contractor of the Receiving Party and who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement) that is known to the Receiving

Party; (iii) information that has been acquired by a director or officer as a result of a professional relationship with a Customer or prospective Customer unrelated to such director’s or officer’s service as a director or employment as an officer of the Receiving Party; or (iv) information relating to a Customer or a prospective Customer that is disclosed to the Receiving Party by such Customer or prospective Customer.

(viii) “Customer” shall mean any existing depositor, account holder, borrower, or trust services client of Disclosing Party or its Affiliate(s) or associates, including, without limitation, such Person that the Receiving Party or its Affiliate(s) or associates became aware of as a result of its due diligence review of Disclosing Party or its Affiliate(s) or associates in connection with the transactions contemplated by this Agreement.

13.2	Expenses

Except as specifically set forth herein, all expenses incurred by CUNB, CUB, and FENB in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or their respective Affiliates, shall be borne solely and entirely by the party which has incurred the same, including, but not limited to, any costs and/or expense associated with the mailing of the Proxy Statement-Prospectus to the FENB shareholders and the soliciting of the approval of its shareholders shall be paid by FENB and those expenses associated with the mailing of the Proxy Statement Prospectus to the CUNB Shareholders and the soliciting of the approval of its shareholders shall be paid by CUNB; provided, however, that notwithstanding the foregoing, CUNB and CUB shall be solely responsible for the costs of the filing fee for filing the Merger Registration Statement with the SEC and the cost of printing the Proxy Statement-Prospectus shall be divided among CUNB and FENB with CUNB responsible for fifty percent (50%) of such printing costs and FENB responsible for the remaining fifty percent (50%) of such printing costs.

13.3	Public Announcements

CUNB, CUB, and FENB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as set forth immediately below, neither CUNB, CUB nor FENB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, FENB or CUNB may make any securities filings with respect to this Agreement to the extent FENB or CUNB, respectively, reasonably believes is required by Law or any securities exchange upon which its securities may be listed.

13.4	Survival

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

13.5	Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to CU Bancorp.: or California United Bank	Mr. David I. Rainer President and Chief Executive Officer CU Bancorp 15821 Ventura Boulevard, Suite 100 Encino, California 91436 Phone (818) 257-7775 Fax (818) 257-7701

Ms. Anita Y. Wolman Executive Vice President & General Counsel California United Bank 15821 Ventura Boulevard, Suite 100 Encino, California 91436 Phone (818) 257-7779 Fax (818) 257-7701

With required copies to:	Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 Attention: Arthur A. Coren, Esq. Phone: (818) 591-2121 Fax: (818) 591- 3838

If to 1st Enterprise Bank:	Mr. David Holman Chairman of the Board of Directors 1st Enterprise Bank 818 West Seventh Street, Suite 220 Los Angeles, California 90017 Phone (213) 430-7000 Fax (213) 430-7090

With required copies to:	Keith Holmes, Esq. King, Holmes, Paterno & Berliner, LLC 1900 Avenue Of The Stars Twenty-Fifth Floor Los Angeles, CA 90067 Phone: (310) 310-282-8932 Fax: (310) 282-8903

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

13.6	Parties in Interest

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Section 7.13, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.7	Complete Agreement

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 13.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

13.8	No Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

13.9	Counterparts

This Agreement including, without limitation, all of the Exhibits hereto, may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

13.10	Severability

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13.11	Governing Law; Venue

This Agreement shall be governed by the Laws of California, without giving effect to its principles of conflicts of Laws. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Los Angeles County, California or Federal district courts located in Los Angeles County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

13.12	Waiver of Trial by Jury

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

ARTICLE XIV

INTERPRETATION

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the Agreement Date,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this

Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page immediately follows]

IN WITNESS WHEREOF, CUNB, CUB, and FENB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

CU BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CALIFORNIA UNITED BANK

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

1st ENTERPRISE BANK

By:	/s/ David Holman
Name:	David Holman
Title:	Chairman of the Board

By:	/s/ John C. Black
Name:	John C. Black
Title:	Corporate Secretary

Exhibit A

AGREEMENT AND PLAN OF

BANK MERGER

This AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of              , 2014, by and between CALIFORNIA UNITED BANK, a California state-chartered commercial bank (“CUB” or “Surviving Bank”), having its principal office in Encino, California, and 1ST ENTERPRISE BANK, a California state-chartered commercial bank (“FENB”), having its principal office in Los Angeles, California, to which CU BANCORP, a California corporation (“CUNB”), having its principal office in Encino, California, is a party, with reference to the following facts:

RECITALS

WHEREAS, CUNB, CUB and FENB are parties to that certain Agreement and Plan of Merger, dated as of June 2, 2014 (the “Reorganization Agreement”);

WHEREAS, CUNB desires to acquire all of the issued and outstanding shares of voting common stock, no par value, of FENB, which represents all of the issued and outstanding shares of capital stock of FENB (the “FENB Common Stock”) in exchange for shares of the voting common stock, no par value of CUNB (the “CUNB Common Stock”);

WHEREAS, CUNB, pursuant to the terms of the Reorganization Agreement, desires to effect such acquisition through its wholly-owned direct subsidiary, CUB, by causing CUB to be merged with FENB (the “Merger”) pursuant to the terms and conditions of this Agreement;

WHEREAS, CUB is a corporation duly organized and existing under the laws of the State of California, with authorized capital stock consisting of 30,000,000 shares of common stock, no par value (“CUB Stock”), of which 100 shares are issued and outstanding;

WHEREAS, the Boards of Directors of CUNB, CUB and FENB, pursuant to the authority given by and in accordance with the provisions of the California Corporations Code (the “Code”), have approved this Agreement and have authorized the execution hereof; and

WHEREAS, the shareholders of FENB and the shareholder of CUB have approved this Agreement and have authorized the execution hereof;

NOW, THEREFORE, CUB and FENB, joined by CUNB, hereby agree that FENB is to be merged with and into CUB on the following terms and conditions:

1. Merger of FENB with and into CUB. At the Effective Time (as defined in Section 10), FENB shall be merged with and into CUB which shall thereupon be the Surviving Bank and a subsidiary of CUNB. The separate corporate existence of FENB shall cease and CUB shall succeed to the properties, rights, privileges, powers, immunities and franchises of FENB. All rights of creditors and all liens upon the property of FENB shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger. The name of the Surviving Bank shall be “California United Bank.”

2. Effects of the Merger.

(a) The Banking Charter and Certificates of Authority of CUB issued by the California Department of Business Oversight shall be and remain the Banking Charter and Certificates of Authority of the Surviving Bank; and CUB’s insurance of deposits coverage by the Federal Deposit Insurance Corporation shall be and remain the insurance of deposits coverage of the Surviving Bank.

(b) Pursuant to California Financial Code Section 4888, the banking offices of FENB shall become branch banking offices of CUB and all safe deposit, deposit and loan customers of FENB shall, by operation of law, become customers of CUB.

(c) The headquarters office of the Surviving Bank shall be located in downtown Los Angeles, California.

3. Articles of Incorporation and Bylaws. The Articles of Incorporation of CUB as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Bank without change or amendment, until altered, amended or repealed as provided for therein or by law. The Bylaws of CUB as in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Bank without change or amendment, until altered, amended, or repealed as provided for therein or by law.

4. Directors and Officers.

(a) The directors of CUB at the Effective Time shall be comprised of thirteen (13) directors of which (i) eight (8) of the directors of CUB shall be chosen from the members of the CUB board of directors immediately prior to the Effective Time, as determined by CUNB in its discretion, (ii) four (4) of the directors shall be David C. Holman, K. Brain Horton and two other directors chosen from the FENB board of directors immediately prior to the Effective Time mutually agreeable to both CUNB and FENB and who qualify as “independent directors” under Nasdaq rules, and (iii) Anne Williams all of whom shall become and shall serve as the directors of the Surviving Bank until such time as their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

(b) The officers of CUB at the Effective Time will become the officers of the Surviving Bank and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law; provided however, that immediately after the Effective Time, David I. Rainer shall serve as the Chief Executive Officer and K. Brian Horton shall serve as the President of the Surviving Bank.

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5. Conversion of Securities. In and by virtue of the Merger, the shares of CUNB Common Stock, CUB Stock and FENB Common Stock outstanding at the Effective Time shall be converted without any further action on the part of CUNB, CUB and FENB, or any holder of FENB Common Stock as follows:

(a) At the Effective Time, each issued and outstanding share of CUNB Common Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of CUNB Common Stock;

(b) At the Effective Time, each issued and outstanding share of CUB Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of CUB Stock; and

(c) At the Effective Time, each share of FENB Common Stock issued and outstanding immediately before the Effective Time (other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties shares held, directly or indirectly, by CUNB or FENB in respect of a debt previously contracted) (collectively, the “Excluded Shares”) and shares of FENB Common Stock that are held by holders of the FENB Common Stock who perfect their dissenters’ rights under Chapter 13 of the Code) (herein referred to as “Dissenting Shares”), will be converted into the right to receive 1.3450 shares of CUNB Common Stock in accordance with the Reorganization Agreement (the “Per Share Stock Consideration”). All of the shares of FENB Common Stock converted into the Per Share Stock Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of FENB Common Stock will thereafter represent the right to receive the Per Share Stock Consideration as set forth in this Section 5(c). Certificates previously representing shares of FENB Common Stock will be exchanged for the Per Share Stock Consideration upon the surrender of such Certificates according to Section 3.2 of the Reorganization Agreement, without any interest thereon.

(d) Dissenting Shares will not be converted as described in Section 5(c), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the Code.

(e) Excluded Shares will not be converted as described in Section 5(c), but from and after the Effective Time shall be canceled and shall cease to exist and no shares of CUNB Common Stock shall be delivered in exchange therefor.

(f) At the Effective Time, each share of FENB Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive one share of preferred stock of CUNB (the “CUNB Preferred Stock”), which shall be designated as Series A Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $1,000.00 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights (including with respect to dividends), privileges and voting powers, and limitations and restrictions thereof, of the FENB Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Preferred Stock Merger Consideration”).

(g) At the Effective Time, the stock transfer books of FENB will be closed, and no transfer of FENB Common Stock theretofore outstanding will thereafter be made.

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6. Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

7. Termination. This Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the shareholders of CUNB, CUB or FENB, pursuant to the terms of the Reorganization Agreement.

8. Effect of Termination. If this Agreement is terminated, liability by reason of this Agreement or the termination thereof on the part of any of CUNB, CUB or FENB or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Reorganization Agreement.

9. Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of CUNB, CUB or FENB if set forth in a written instrument signed on behalf of the party that is entitled to the benefits thereof. This Agreement may be amended by written instrument signed by the parties hereto at any time before the Effective Time, whether before or after action thereon by the shareholders of CUNB, CUB or FENB; but no amendment may be made after action by the shareholders of FENB that changes the principal terms of this Agreement without the requisite approval of such shareholders.

10. Effective Time. The Merger shall become effective at the close of business on the day on which an executed copy of this Agreement with all requisite accompanying certificates shall have been filed with the Commissioner of the California Department of Business Oversight in accordance with Section 4887(a) of the California Financial Code, shall have been filed with the California Secretary of State, in accordance with Section 1103 of the California General Corporation Law, and thereafter filed with the Commissioner of the California Department of Business Oversight, in accordance with Section 4887(b) of the California Financial Code (the “Effective Time”).

11. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

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12. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW, EXCEPT TO THE EXTENT FEDERAL LAW APPLIES UNDER CONFLICT OF LAW PRINCIPLES.

13. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

15. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

16. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terns of the Reorganization Agreement are to control.

17. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors, representatives and permitted

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assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intent of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement, except as expressly provided for herein. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement to be signed by their respective Presidents and Secretary or Assistant Secretary as of the day and year first written above.

CU BANCORP

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CALIFORNIA UNITED BANK

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Assistant Corporate Secretary

1ST ENTERPRISE BANK

By:
Name:	John C. Black
Title:	Chief Executive Officer

By:
Name:	John C. Black
Title:	Corporate Secretary

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Exhibit B

FORM OF NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of June 2, 2014 is entered into by and between CU Bancorp, a California Corporation and California United Bank, a California state-chartered bank (collectively, “CUNB”) and                      (the “Undersigned”).

RECITALS

A. CU Bancorp, California United Bank and 1st Enterprise Bank, a California state-chartered bank (“FENB”) have entered into an Agreement and Plan of Merger dated as of June 2, 2014 (the “Merger Agreement”).

B. The Undersigned is a director of FENB.

C. As an inducement to and as a condition to CUNB’s entering into and carrying out the terms of the Merger Agreement, the Undersigned agrees to restrict his or her activities in accordance with this Agreement for the benefit of any Person or entity other than CUNB.

D. The Undersigned acknowledges that he/she will receive pecuniary and other benefits as a result of the completion of the transactions contemplated in the Merger Agreement.

E. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any person with whom FENB or CUNB has an existing relationship for Financial Services (as defined below) from the date of the Merger Agreement until immediately prior to the Effective Time (as that term is defined in the Merger Agreement) or with whom CUNB, its parents, affiliates and subsidiaries has an existing relationship for Financial Services at any point from the date of the Merger Agreement.

“CUNB” shall mean CU Bancorp, California United Bank, and their respective parents, subsidiaries and affiliates.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union, and shall also mean a commercial lender (including a lender making loans secured by accounts, real estate or any other collateral) of any kind, or factoring receivables or leasing commercial equipment and licensed under the laws of the United States or any state thereof.

“Financial Services” shall mean the origination, purchasing, selling and servicing of secured or unsecured commercial, real estate, residential, construction, SBA and consumer loans and the solicitation and provision of deposit and investment services and services related thereto.

“Prospective Customer” shall mean any Person with whom FENB or CUNB has actively pursued a relationship for Financial Services at any time prior to and between the date of the Merger Agreement and the Effective Time or with whom CUNB actually pursues a relationship for Financial Services from and after the Effective Time; provided, however, FENB’s or CUNB’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Restricted Territory” means Los Angeles County, California, Orange County, California, Ventura County, California, San Bernardino County, California and Riverside County, California.

“Surviving Bank” means California United Bank, its parents, subsidiaries and affiliates and/or the bank which is the surviving entity after the Merger.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information which includes, but is not limited to, the following: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, minutes, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs and software; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information that is known to the Undersigned. Trade Secrets shall also mean confidential and proprietary information related to FENB or CUNB and their customers (used in the broadest sense) and employees including but not limited to information which is protected by federal, state or local law and regulation from disclosure to third parties

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(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information that is or has become available from a third party who was not previously an employee, agent or contractor of FENB, and who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement) that is known to the Undersigned; (iii) information that has been acquired by a director or officer as a result of a professional relationship with a Customer or Prospective Customer unrelated to such director’s or officer’s service as a director or employment as an officer of FENB; or (iv) information relating to a Customer or Prospective Customer that is disclosed to the Undersigned directly by such Customer or Prospective Customer.

NOW THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Undersigned, and CUNB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY THE UNDERSIGNED

The Undersigned acknowledges that:

(a) CUNB would not enter into the Merger Agreement unless the Undersigned agrees not to use or disclose Trade Secrets for the benefit of any Person or entity other than CUNB or the Surviving Bank or any of their respective subsidiaries or successors and unless the Undersigned agrees not to solicit Customers or Prospective Customers, for Financial Services, suppliers, or distributors, officers or employees of CUNB or the Surviving Bank, or any of their respective subsidiaries or successors. Accordingly, this Agreement is a material inducement for CUNB to enter into and to carry out the terms of the Merger Agreement. The Undersigned expressly acknowledges that he or she is entering into this Agreement to induce CUNB to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of his or her position with FENB, the Undersigned has developed considerable expertise in the business operations of FENB and has or will develop considerable expertise in the business operations of CUNB and/or the Surviving Bank. The Undersigned has had and will have access to Trade Secrets. The Undersigned recognizes that CUNB would be irreparably damaged, and its substantial investment in FENB materially impaired, if the Undersigned were to disclose or make unauthorized use of any Trade Secrets in any way, including but not limited to the use of Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of FENB, CUNB or the Surviving Bank to terminate such Person’s relationships with, or to take any action that would be disadvantageous to, FENB, CUNB or the Surviving Bank. Moreover, the Undersigned recognizes that FENB and CUNB would be irreparably damaged, and CUNB’s substantial

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investment in FENB materially impaired if the Undersigned were to solicit or aid in the solicitation of any Person who is a FENB, CUNB, or Surviving Bank officer or employee to terminate such Person’s employment relationship with, or to take any action that would be disadvantageous to, FENB, CUNB or the Surviving Bank. Accordingly, the Undersigned expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Undersigned in all respects.

ARTICLE II

NON-SOLICITATION AND CONFIDENTIALITY

2.1 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of FENB and, after the Effective Time, other than for the benefit of CUNB and the Surviving Bank, the Undersigned shall make no use of the Trade Secrets, or any other part thereof, for the benefit of any other Person, and if the Undersigned is not continuing his or her service as a director or officer of CUNB or the Surviving Bank, shall deliver, on and after the Effective Time, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Undersigned, to the Surviving Bank. The Undersigned agrees that he/she will not, make any unauthorized disclosure, directly or indirectly, of any Trade Secrets of CUNB, CUB or FENB or make any use thereof, directly or indirectly.

2.2 Exceptions. Notwithstanding any provision of this Agreement to the contrary, the Undersigned may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) The Undersigned is required to disclose or reveal under any applicable law, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives CUNB prompt notice of such requirement in advance of such disclosure.

(b) The Undersigned is otherwise required to disclose or reveal by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives CUNB prompt notice of such requirement in advance of such disclosure; or

(c) In the opinion of the Undersigned’s counsel, the Undersigned is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives CUNB prompt notice of such requirement in advance of such disclosure.

2.3 Non-Solicitation.

(a) Non-Solicitation of Customers and Prospective Customers. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Time or, (ii) two (2) years from and after the date on which the Undersigned is no longer a director or employee of FENB, CUNB or the Surviving Bank (the “Applicable Period”), the Undersigned shall not, directly or indirectly, without the prior written consent of CUNB or the

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Surviving Bank, on behalf of any Financial Institution, use any Trade Secret to solicit or aid in the solicitation of Customers or Prospective Customer, supplier, or distributor of FENB, CUNB and/or the Surviving Bank as of the date of said solicitation to terminate such Person’s relationships with FENB, CUNB and/or the Surviving Bank or to obtain Financial Services from a Person or entity other than FENB, CUNB and/or the Surviving Bank.

(b) Non-Solicitation of Officers or Employees. From the date hereof and for the Applicable Period, the Undersigned shall not, directly or indirectly, without the prior written consent of CUNB or the Surviving Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of any officer or employee or induce or attempt to induce any officer or employee of FENB, CUNB and/or the Surviving Bank to terminate such Person’s relationships with FENB, CUNB and/or the Surviving Bank. For purposes of this Section 2.3(b), the terms “officer” and “employee” shall mean the following: any person employed by FENB, CUNB and/or the Surviving Bank at the time of the solicitation or attempted solicitation, and/or any person who was employed by FENB, CUNB and/or the Surviving Bank at any time within the forty-five (45) days prior to the date of said solicitation or attempted solicitation. This prohibition shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a particular individual) or to general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of the Undersigned set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Undersigned, on the one hand, and CUNB and the Surviving Bank on the other, and the existence of any claim or cause of action by the Undersigned against FENB, CUNB and/or the Surviving Bank or any of their respective subsidiaries shall not constitute a defense to the enforcement of such covenants against the Undersigned.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Merger Agreement) supersedes all prior agreements and understanding of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

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(b) Unless sooner terminated under subsection (a) of this Section 4.3, the obligations of the Undersigned under Section 2.1 of this Agreement shall survive the termination of this Agreement, and the obligations of the Undersigned under Section 2.3 of the Agreement shall terminate at the end of the Applicable Period.

(c) Specific Performance. The Undersigned acknowledges and agrees that irreparable injury will result to CUNB and/or the Surviving Bank in the event of a breach of any of the provisions of this Agreement and that CUNB and/or the Surviving Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CUNB and/or the Surviving Bank may have, CUNB and/or the Surviving Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by the Undersigned or any affiliates, agents or any other Persons acting for or with the Undersigned in any capacity whatsoever, and the Undersigned submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with the Undersigned, CUNB and/or the Surviving Bank shall have the right to inform any third party that CUNB and/or the Surviving Bank reasonably believes to be, or to be contemplating, participating with the Undersigned or receiving from the Undersigned assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CUNB and/or the Surviving Bank hereunder, and that participation by any such Persons with the Undersigned in activities in violation of the Undersigned’s agreement with CUNB and/or the Surviving Bank set forth in this Agreement may give rise to claims by CUNB and/or the Surviving Bank against such third party.

4.4 Severability and Related Matters. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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4.5 Notices. Any notices or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile or e-mail transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to CUNB or the Surviving Bank:

David I. Rainer

President and Chief Executive Officer

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Telephone: (818) 257-7700

Facsimile: (818) 257-7749

E-mail: drainer@cunb.com

With copies to:

Ms. Anita Y. Wolman

Executive Vice President & General Counsel

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Telephone: (818) 257-7779

Facsimile: (818) 257-7701

Email: awolman@cunb.com

and,

Horgan, Rosen, Beckham & Coren, LLP

23975 Park Sorrento, Suite 200

Calabasas, California 91302

Attention: Arthur A. Coren

Telephone: (818) 591-2121

Facsimile: (818) 591-3838

If to the Undersigned:

or to such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

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4.6 Waiver of Breach. Any failure or delay by CUNB and/or the Surviving Bank in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CUNB or the Surviving Bank of a breach of any provision of this Agreement by the Undersigned shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.7 Assignment. This Agreement may be assignable by CUNB only in connection with a sale of all or substantially all of their assets or a merger or reorganization in which they are not the surviving corporations. Any attempted assignment in violation of this prohibition shall be null and void.

4.8 Binding Effect; Benefit to Successors. This Agreement shall be binding upon the Undersigned and upon the Undersigned’s successor and representatives and shall inure to the benefit of CUNB, the Surviving Bank and their respective successors, representatives and assigns.

4.9 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the state of California applicable to contracts between California parties made and performed in this state.

4.10 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

CU BANCORP a California corporation		UNDERSIGNED

By:	/s/ David I. Rainer
Name:	David I. Rainer	(Signature)
Title:	Chief Executive Officer	Name:

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ATTACHMENT TO EXHIBIT B

PERSONS EXECUTING NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

Frank Ferri

Adriana M. Boeka

Brian Stone

Robert J. Kushner

John C. Black

A. Richard Trueblood

David C. Holman, Chairman

Charles Beauregard

Jeffrey Levine

K. Brian Horton

Peter Csato, Esq.

Jeffrey J. Leitzinger, Ph.D.

The Applicable Period (as that term is defined in the Agreement) is two years for each of the Directors except John C. Black. The Applicable Period for Mr. Black is one year.

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Exhibit C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, effective as of June 2, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CU Bancorp, a California corporation (“CUNB”), California United Bank, a California state-chartered bank and the wholly-owned subsidiary of CUNB (“CUB”), 1st Enterprise Bank, a California state-chartered bank (“FENB”) and [            ], solely in his/her capacity as a shareholder of FENB (“Shareholder”). Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between CUNB, CUB and FENB (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), FENB will merge with and into CUB and CUB will be the surviving bank and continue its commercial banking operations under its California charter as a wholly-owned subsidiary bank of CUNB (the “Merger”);

WHEREAS, as a condition and inducement to CUNB and CUB to enter into the Merger Agreement and to consummate the Merger, the Shareholder desires to executes and deliver to CUNB and CUB a shareholder agreement upon the terms set forth herein; and

WHEREAS, Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of FENB as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of FENB Common Stock Subject to this Agreement,” and Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of FENB Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of FENB acquired by Shareholder after the date hereof and during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, Shareholder represents and warrants to CUNB and CUB that (i) Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of Shareholder’s and his/her spouse’s interest in the outstanding capital stock and voting securities of FENB, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the Merger of FENB with and into CUB or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with CUNB’s prior written consent, from the date hereof through and including the date of the FENB shareholders’ meeting at which the Merger is approved, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under Shareholder’s control to, deposit any Shares in a voting trust. This Section 1(b) shall not prohibit (x) a Transfer of Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to CUNB, to be bound by all of the terms of this Agreement; (y) a Transfer of Shares by the Shareholder to FENB in connection with the exercise of options to purchase Shares or in connection with the vesting of restricted stock of FENB, provided such Transfer is limited only to that number of Shares that is sufficient to cover the aggregate exercise price of the option(s) being exercised or to pay any tax in connection with the vesting of restricted stock; and (z) a Transfer of not more than 2,500 Shares to any bona fide non-profit entity.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of FENB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of FENB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of FENB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of FENB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving FENB. Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

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(c) Prior to the Expiration Date, Shareholder will not take any action to exercise or perfect Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of FENB, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of FENB, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to CUNB as follows:

(a) Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, Shareholder, in the Shareholder’s capacity as a shareholder of FENB, will not (and will use Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Shareholder or FENB, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of FENB, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate FENB or otherwise distribute to the shareholders of FENB all or any substantial part of the business, properties or capital stock of FENB (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning FENB’s business, properties or assets to any corporation, partnership, person or other entity or group

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(other than CUNB, or any affiliate, associate, agent or representative of CUNB) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any potential Acquisition Proposal; or (v) either alone or together with any other shareholder of FENB, request that a special meeting of the shareholders of FENB be held to consider and vote on any Acquisition Proposal. In the event Shareholder, in Shareholder’s capacity as a shareholder of FENB, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform CUNB as to any such matter and the details thereof to the extent possible without breaching any other agreement to which Shareholder is a party.

(c) Shareholder understands and agrees that if Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, FENB shall not, and Shareholder hereby unconditionally and irrevocably instructs FENB to not, record such vote unless and until Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If Shareholder is a natural person and is a member of FENB’s Board, then this Agreement will apply to the exercise by Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of CUNB, to carry out the purpose and intent of this Agreement. At CUNB’s request, Shareholder and his or her spouse or other joint holder of the Shares will execute an irrevocable proxy providing CUNB with the ability and right to vote Shareholder’s Shares at any meeting of the shareholders of FENB or in connection with any solicitation of shareholder votes by FENB by written consent.

7. Consent and Waiver. Shareholder hereby consents to and approves the actions taken by the board of directors of FENB in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Shareholder is a party; provided, however, that Shareholder shall not be required by this Section 7 to give any consent or waiver in his or her capacity as a director or officer of FENB.

8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by FENB or CUNB.

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10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of FENB. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by Shareholder shall survive the death or incapacity of Shareholder and any obligation of Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of FENB affecting the Shares, or the acquisition of additional shares of capital stock of FENB by Shareholder, the number of shares of capital stock of FENB listed under the heading “Total Number of Shares of FENB Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of FENB issued to or acquired by Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require Shareholder, CUNB, FENB, or any subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind Shareholder solely as a security holder of FENB only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to Shareholder, at the address set forth below Shareholder’s signature at the end hereof.

(ii) If to CUNB, to:

David I. Rainer

President and Chief Executive Officer

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Telephone: (818) 257-7700

Facsimile: (818) 257-7749

E-mail: drainer@cunb.com

With a copy to:

Ms. Anita Y. Wolman

Executive Vice President & General Counsel

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Telephone: (818) 257-7779

Facsimile: (818) 257-7701

Email: awolman@cunb.com

(iii) If to FENB:

1st Enterprise Bank

818 W 7th Street, Suite 220

Los Angeles, California 90017

Attention: Mr. David Holman

Chairman of the Board of Directors

Telephone: (213) 430-7000

Facsimile: (213) 430-7090

Email: dholman@1stenterprisebank.com

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the

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interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CALIFORNIA UNITED BANK		CU BANCORP

By:	/s/ David I. Rainer	By:	/s/ David I. Rainer
Name:	David I. Rainer	Name:	David I. Rainer
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

1ST ENTERPRISE BANK

By:	/s/ John c. Black
Name:	John C. Black
Title:	Chief Executive Officer

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SHAREHOLDER COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Total Number of Shares of FENB Stock Subject to this Agreement:

Name:
(Please print or type.)
( shares; option shares)

Phone:
Fax:
Email:

Consent of Spouse:

I,                                         , spouse of                                          who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of FENB Stock subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated:

Name:
(Please print or type.)

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Appendix A

Name:
Title:

Owned Shares:	shares of Common Stock:

( shares)

Options:	shares of Common Stock

Exceptions to Representations:

☐ Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐ Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

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ATTACHMENT TO EXHIBIT C

PERSONS EXECUTING VOTING AGREEMENT

All of the Directors and Executive Officers of FENB will execute Voting Agreements.

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Exhibit D

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, effective as of June 2, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CU Bancorp, a California corporation (“CUNB”), California United Bank, a California state-chartered bank and the wholly-owned subsidiary of CUNB (“CUB”), 1st Enterprise Bank, a California state-chartered bank (“FENB”) and [            ], solely in his/her capacity as a shareholder of CUNB (“Shareholder”). Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between CUNB, CUB and FENB (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), FENB will merge with and into CUB and CUB will be the surviving bank and continue its commercial banking operations under its California charter as a wholly-owned subsidiary bank of CUNB (the “Merger”);

WHEREAS, as a condition and inducement to FENB to enter into the Merger Agreement and to consummate the Merger, Shareholder desires to execute and deliver to FENB a shareholder agreement upon the terms set forth herein; and

WHEREAS, Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of CUNB as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of CUNB Common Stock Subject to this Agreement,” and Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of CUNB Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of CUNB acquired by Shareholder after the date hereof and during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, Shareholder represents and warrants to FENB that (i) Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of Shareholder’s and his/her spouse’s interest in the outstanding capital stock and voting securities of CUNB, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the Merger of FENB with and into CUB or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with FENB’s prior written consent, from the date hereof through and including the date of the CUNB shareholders’ meeting at which the Merger is approved, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under Shareholder’s control to, deposit any Shares in a voting trust. This Section 1(b) shall not prohibit (x) a Transfer of Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FENB, to be bound by all of the terms of this Agreement; (y) a Transfer of Shares by the Shareholder to CUNB in connection with the exercise of options to purchase Shares or in connection with the vesting of restricted stock of CUNB, provided such Transfer is limited only to that number of Shares that is sufficient to cover the aggregate exercise price of the option(s) being exercised or to pay any tax in connection with the vesting of restricted stock; and (z) a Transfer of not more than 2,500 Shares to any bona fide non-profit entity.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of CUNB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of CUNB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of CUNB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of CUNB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving CUNB and/or CUB. Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

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(c) Prior to the Expiration Date, Shareholder will not take any action to exercise or perfect Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of CUNB, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of CUNB, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to FENB as follows:

(a) Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, Shareholder, in the Shareholder’s capacity as a shareholder of CUNB, will not (and will use Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Shareholder or CUNB, not to): (i) initiate or solicit, directly or indirectly, any Acquisition Proposal (as hereinafter defined); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning CUNB’s business, properties or assets to any corporation, partnership, person or other entity or group (other than FENB, or any affiliate, associate, agent or representative of FENB) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any

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potential Acquisition Proposal; or (v) either alone or together with any other shareholder of CUNB, request that a special meeting of the shareholders of CUNB be held to consider and vote on any Acquisition Proposal. In the event any Shareholder, in Shareholder’s capacity as a shareholder of CUNB, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform FENB as to any such matter and the details thereof to the extent possible without breaching any other agreement to which Shareholder is a party. As used herein, the term “Acquisition Proposal” means any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of CUNB and/or CUB, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate CUNB and/or CUB or otherwise distribute to the shareholders of CUNB all or any substantial part of the business, properties or capital stock of CUNB and/or CUB which: (x) restricts CUNB’s ability to comply with any of the terms of Section 7.10 of the Merger Agreement; (y) relates to any transaction that consummation of which would materially impair CUNB’s ability to consummate the Merger; or (z) does not (I) require the completion of the Merger prior to completion of any other transaction subject to such proposal, plan or offer; and (II) give the FENB shareholders acquiring CUNB Common Stock in the Merger the same consideration in the transaction subject to such proposal, plan or offer, if completed, at the same time such consideration is received by the other shareholders of CUNB.

(c) Shareholder understands and agrees that if any Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, CUNB shall not, and Shareholder hereby unconditionally and irrevocably instructs CUNB to not, record such vote unless and until Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If Shareholder is a natural person and is a member of CUNB’s Board, then this Agreement will apply to the exercise by Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of FENB, to carry out the purpose and intent of this Agreement. At FENB’s request, Shareholder and his spouse or other joint holder of the Shares will execute an irrevocable proxy providing FENB with the ability and right to vote the Shareholder’s Shares at any meeting of the shareholders of CUNB or in connection with any solicitation of shareholder votes by CUNB by written consent.

7. Consent and Waiver. Shareholder hereby consents to and approves the actions taken by the board of directors of CUNB in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Shareholder is a party; provided, however, that Shareholder shall not be required by this Section 7 to give any consent or waiver in his or her capacity as a director or officer of CUNB.

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8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by CUNB or FENB.

10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of CUNB. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by Shareholder shall survive the death or incapacity of Shareholder and any obligation of Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of CUNB affecting the Shares, or the acquisition of additional shares of capital stock of CUNB by any Shareholder, the number of shares of capital stock of CUNB listed under the heading “Total Number of Shares of CUNB Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of CUNB issued to or acquired by Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require Shareholder, FENB, CUNB, CUB or any subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind Shareholder solely as a security holder of CUNB only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

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(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to any Shareholder, at the address set forth below Shareholder’s signature at the end hereof.

(ii) If to FENB, to:

Mr. David Holman

Chairman of the Board of Directors

1st Enterprise Bank

818 West Seventh Street, Suite 220

Los Angeles, California 90017

Phone (213) 430-7000

Fax     (213) 430-7090

Email  dholman@1stenterprisebank.com

With a copy to:

Keith Holmes, Esq.

King, Holmes, Paterno & Berliner, LLC

1900 Avenue Of The Stars

Twenty-Fifth Floor

Los Angeles, CA 90067

Phone (310) 282-8932

Fax     (310) 282-8903

Email  Holmes@khpblaw.com

(iii) If to CUNB:

Mr. David I. Rainer

President and Chief Executive Officer

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Phone (818) 257-7775

Fax     (818) 257-7701

Email  drainer@cunb.com

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With a copy to:

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, California 91302

Attention: Arthur A. Coren, Esq.

Phone: (818) 591-2121

Fax:     (818) 591- 3838

Email:  acoren@hrbc.com

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 (e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CALIFORNIA UNITED BANK		CU BANCORP

By:	/s/ David I. Rainer	By:	/s/ David I. Rainer
Name:	David I. Rainer	Name:	David I. Rainer
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

1ST ENTERPRISE BANK

By:	/s/ John C. Black
Name:	John C. Black
Title:	Chief Executive Officer

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SHAREHOLDER COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Total Number of Shares of CUNB Stock Subject to this Agreement:

Name:
(Please print or type.)
( shares; option shares)

Phone:
Fax:
Email:

Consent of Spouse:

I,                                         , spouse of                                          who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of CUNB Stock subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated:

Name:
(Please print or type.)

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Appendix A

Name:
Title:

Owned Shares:	shares of Common Stock:

( shares)

Options:	shares of Common Stock

Exceptions to Representations:

Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

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ATTACHMENT TO EXHIBIT D

PERSONS EXECUTING VOTING AGREEMENT

All of the Directors and Executive Officers of CUNB and CUB will execute Voting Agreements.

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